UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2022

MANNING & NAPIER, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35355	45-2609100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Woodcliff Drive, Fairport, New York 14450

(Address of Principal Executive Offices)

(585) 325-6880

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	MN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On March 31, 2022, Manning & Napier, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Callodine Midco, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “Merger Subs”), and Manning & Napier Group, LLC a Delaware limited liability company (“Group LLC”).

Pursuant to the Merger Agreement, the Company will merge with and into Corp Merger Sub (the “Company Merger”), with the Company continuing as the surviving corporation, and, upon the effective time of the Company Merger (the “Company Merger Effective Time”) each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Stock”) and each share of Class B common stock, par value $0.01 per share, of the Company (the “Class B Stock” and together with the Class A Stock, the “Shares”), other than dissenting Shares or shares owned by Parent or held in the treasury of the Company, will be automatically cancelled and converted into and thereafter represent the right to receive $12.85 in cash, without interest, and subject to deduction for any required withholding tax (the “Merger Consideration”). Additionally, pursuant to the Merger Agreement, immediately following the Company Merger, Group LLC will merge with and into LLC Merger Sub (the “LLC Merger”), and upon the effective time of the LLC Merger, each limited liability company unit of Group LLC (other than units held by the Company or any of its subsidiaries) will automatically be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration (the “LLC Merger Consideration”).

At the Company Merger Effective Time, each outstanding award of restricted stock units (each, a “Company RSU”) to purchase Shares shall be cancelled and replaced with a restricted stock unit award (a “TopCo RSU”) with respect to a number of shares of common stock of TopCo that is equal to the number of Shares that were subject to such cancelled Company RSU. Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo common stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo common stock underlying such TopCo RSU multiplied by (y) the Merger Consideration, with shares of TopCo common stock valued for such purpose at the then prevailing Book Value Per Share (as defined in the Merger Agreement) at the time of such settlement.

At the Company Merger Effective Time, each outstanding option to purchase Shares of Class A Stock shall be cancelled without consideration, except for certain options to be converted into options of an affiliate of Parent (“TopCo”) at closing pursuant to the terms of the Rollover Agreement (as described below).

The Merger Agreement contains customary representations, warranties and covenants of the Company, Parent, and Merger Sub. The consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions, including (among others): (i) the expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (ii) the absence of any law that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions; (iii) the accuracy of the parties’ representations and warranties (subject to customary materiality qualifiers); (iv) the performance by the parties with their respective covenants, obligations and agreements under the Merger Agreement (subject to customary materiality qualifiers); (v) the adjusted assets under management and revenue run rate for consenting clients being at least 75% of the assets under management and revenue run rate, as applicable, of all clients of the Company as of March 31, 2022; and (vi) approvals from FINRA and the New Hampshire Banking Department.

Beginning on the date of the Merger Agreement and continuing until 12:01 a.m. New York City time on the May 10, 2022 (the “No-Shop Period Start Date”), the Company and its representatives have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an acquisition proposal and (ii) engage in discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any acquisition proposals. Following the expiry of the Go-Shop Period, the Company will generally be restricted from soliciting alternative acquisition proposals, and subject to certain exceptions, engaging in discussions or negotiations with respect to such proposals or providing non-public information in connection with such proposals. Promptly following the No-Shop Period Start Date, the Company will file a preliminary proxy statement and Schedule 13E-3 in connection with the solicitation of proxies for the adoption of the Merger Agreement and approval of the Company Merger.

The Merger Agreement contains certain termination rights for each of the Company and Parent upon the occurrence of certain events, including, but not limited to, (i) upon mutual written consent, (ii) if the Mergers are not consummated on or before October 1, 2022 (the “Termination Date”), which may in certain circumstances be extended to December 1, 2022, (iii) if a governmental entity shall have issued a final and nonappealable order prohibiting consummation of the transactions, and (iv) the approval of the Company’s stockholders is not obtained in accordance with the terms of the Merger Agreement.

The Company may also terminate the Merger Agreement (i) if all of Parent’s conditions to the closing have been satisfied and Parent fails to consummate the Mergers by the time the Closing was required to occur and the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Mergers and Parent fails to consummate the Merger within three Business Days following receipt of such written notice or (ii) in order to enter into a definitive agreement providing for a “Company Superior Proposal” (as defined in the Merger Agreement) in certain circumstances.

The Merger Agreement requires that if the Company terminates the Merger Agreement prior to the No-Shop Period Start Date with respect to a superior proposal transaction, the Company will pay to Parent a fee of $3,140,000; otherwise upon termination of the Merger Agreement, the Company will be required to pay Parent a termination fee of $8,790,000; and Parent will be required to pay the Company a termination fee of $15,070,000 (the “Parent Termination Fee”); in each case under certain specified circumstances.

If the Merger is consummated, the Company Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

Financing Commitments

Parent has obtained equity and debt financing for the purpose of financing the transactions contemplated by the Merger Agreement. East Asset Management, LLC (the “Sponsor”) has committed to capitalize Parent at the closing with an aggregate equity contribution in an amount of approximately $148,997,560, subject to the terms and conditions set forth in an equity commitment letter. Wells Fargo Bank, National Association, Citizens Bank, National Association and KeyBank National Association have committed to provide debt financing to Parent for the Company Merger, the LLC Merger, and related fees and expenses as well as for the post-Closing operations of the Company in an amount of approximately $100,000,000, subject to the terms and conditions set forth in a debt commitment letter.

Limited Guarantee

Sponsor has delivered to the Company a limited guarantee which guarantee the obligations of Parent and Merger Subs with respect to the payment of the Parent Termination Fee and certain other costs and expenses, and certain reimbursement and damages obligations, subject to the terms and conditions set forth in such limited guarantee.

Support Agreements

Concurrently with the execution of the Merger Agreement, Parent and executive officers of the Company who hold Company common stock (the “Company Supporting Stockholders”) (who collectively beneficially own approximately 10% of Company common stock), entered into a support agreement (the “Support Agreement”) pursuant to which they have agreed, among other things and subject to the terms and conditions of the Support Agreement, to vote each of the shares they beneficially own as of the record date of the Company stockholders meeting held to obtain Company stockholder approval, in favor of the Merger, the approval of the Merger Agreement and any other matters necessary for the consummation of the Merger and other transactions contemplated by the Merger Agreement. The obligations of the Company Supporting Shareholders under the Support Agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the Merger, (ii) the date on which the Merger Agreement is validly terminated in accordance with its terms, (iii) the completion of the Company stockholders meeting (regardless of whether the Merger Agreement is approved or not) and (iv) written notice of the termination of the Support Agreement by Parent to the Company Supporting Stockholders.

Rollover Agreement and Employment Agreement

Concurrently with the execution of the Merger Agreement, Marc Mayer, the chairman and chief executive officer of the Company, entered into a rollover agreement with Parent, pursuant to which Mr. Mayer agreed to contribute (at the closing of the Merger) 175,902 shares of Company common stock and 500,000 options to purchase Company common stock to TopCo in exchange for equity interests and options in TopCo. Prior to the closing of the Merger, Parent and certain additional members of management may negotiate and enter into contracts providing for a rollover of all or a portion of such persons’ shares of Company common stock through their contribution of such shares to TopCo in exchange for equity interests in TopCo. In connection with the Merger Agreement, Mr. Mayer also entered into an employment agreement with Parent, effective as of the Closing (“Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mayer will (i) serve as chief executive officer following the Closing, (ii) receive a base salary of $600,000 per annum, (iii) be eligible to receive a cash bonus with a target range for 2022 of between $3,000,000 to $3,500,000, and (iv) be eligible to participate in health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to satisfaction of all applicable eligibility conditions of such plans. The Employment Agreement also provides that if Mr. Mayer’s employment is terminated by the employer without cause, or if Mr. Mayer resigns for good reason, Mr. Mayer will receive cash severance in the amount of $5 million payable over the two-year period following the termination date. In addition, the Employment Agreement provides for up to 40% of each annual incentive to be deferred and paid in the form of a vested award pursuant to the Company’s deferred incentive compensation program and/or one or more employer equity instruments.

The description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference into this Current Report on Form 8-K. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual or disclosure information about the Company or the other parties to the Merger Agreement. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the parties in connection with the signing of the Merger Agreement. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement and were used for the purpose of allocating risk between the parties rather than establishing matters as facts. The Merger Agreement contains representations, warranties and covenants by the parties to the Merger Agreement, and those representations, warranties and covenants may apply standards of materiality in a way that is different from what may be viewed as material to the reader or other investors. Accordingly, investors should not rely on the representations, warranties and covenants in the Merger Agreement, or any description thereof, as characterizations of the actual state of facts or conditions. Investors should review the Merger Agreement, or any descriptions thereof, not in isolation, but only in conjunction with the other information about the Company that it includes in reports, statements and other filings it makes with the Securities and Exchange Commission.

Item 8.01.	Other Events.

On April 1, 2022, the Company and Callodine Group, LLC issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Additional Information and Where to Find It

In connection with the proposed transaction, Manning & Napier, Inc. (the “Company”) expects to file a proxy statement, as well as other relevant materials, with the Securities and Exchange Commission (the “SEC”). This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the proposed transaction. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (http://ir.manning-napier.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at http://ir.manning-napier.com.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 29, 2021. To the extent the holdings of Company securities by the Company’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at http://ir.manning-napier.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials the Company may file with the SEC.

Forward-Looking Statements

This document includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of the Company, stockholder and other approvals, the expected timetable for completing the proposed transaction and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues.

All statements, other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, should be considered forward looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward looking statements. These forward looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” on Form 10-K for the year ended December 31, 2021 and in any other SEC filings made by the Company. The company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Merger Agreement, dated March 31, 2022, by and among, Callodine Midco, Inc., Callodine Merger Sub, Inc., Callodine Merger Sub, LLC, Manning & Napier, Inc., and Manning & Napier Group, LLC.

99.1	Joint press release of Manning & Napier, Inc. and Callodine Group, LLC, dated April 1, 2022.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2022	Manning & Napier, Inc.

	By:	/s/ Sarah C. Turner
Sarah C. Turner
Corporate Secretary

Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

among

CALLODINE MIDCO, INC.

CALLODINE MERGER SUB, LLC

CALLODINE MERGER SUB, INC.

MANNING & NAPIER, INC.

and

MANNING & NAPIER GROUP, LLC

Dated as of March 31, 2022

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	5.3(a)
Acquisition Proposal	5.3(h)(i)
Action	3.9(a)
Adjusted Assets Under Management	8.3(a)
Adjusted RRR	8.3(b)
Adverse Recommendation Change	5.3(c)
Adviser	3.10(b)
Advisers Act	3.19(a)
Affiliate	8.3(c)
Agreement	Preamble
Agreement Date Assets Under Management	8.3(d)
Agreement Date RRR	8.3(e)
Alternative Acquisition Agreement	5.3(b)
Alternative Financing	5.13(a)(iii)
Alternative Financing Commitment Letter	5.13(a)(iii)
Anti-Corruption laws	3.19(i)
Antitrust Law	5.6(h)
Assets Under Management	8.3(f)
Associated Person	8.3(g)
AUM Percentage	8.3(h)
Book Value Per Share	8.3(i)
Book-Entry Shares	2.3(b)
Book-Entry Unit	2.1(b)(ii)
Business Day	8.3(j)
Capitalization Date	3.2(a)
Certificate of Merger	1.3
Certificates	2.3(b)
Certificates of Merger	1.3
Class A Stock	2.1(a)(i)
Class B Stock	2.1(a)(i)
Client	8.3(k)
Closing	1.2
Closing Date	1.2
Code	2.4
Collection Costs	7.3(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.3(a)
Company Bylaws	3.1(b)
Company Certificate of Merger	1.3
Company Charter	3.1(b)

Company Data	8.3(l)
Company Disclosure Letter	Article III
Company Employee	5.7(a)
Company Equity Awards	8.3(m)
Company Financial Advisor	5.3(b)
Company Merger Effective Time	1.3
Company Privacy Policies	8.3(n)
Company Registered IP	3.18(a)
Company Related Parties	7.3(c)
Company RSU	2.2(b)
Company SEC Documents	3.5(a)
Company Stock Option	2.2(a)
Company Stock Plan	2.2(a)
Company Stockholder Approval	3.3(a)
Company Stockholders Meeting	5.4(c)
Company Termination Fee	7.3(b)
Compliance Manual	3.19(m)
Compliance Policies	3.21(d)
Confidentiality Agreement	5.5(b)
Consenting Client	8.3(o)
Contract	3.4(a)
control	8.3(p)
Control Affiliate	3.21(g)
Corp Merger	1.1
Corp Merger Sub	Preamble
COVID-19	8.3(q)
CP Financial Statements	8.3(r)
Data Processor	8.3(s)
Debt Commitment Letter	4.7(b)
Debt Fee Letter	4.7(b)
Debt Financing	4.7(b)
Delaware Secretary of State	1.3
DGCL	1.1
Dissenting Shares	2.5
DLLCA	1.1
DTC	2.3(g)
DTC Payment	2.3(g)
Employment Agreement	Recitals
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)
Equity Commitment Letter	8.3(t)
Equity Financing	8.3(u)
Equity Financing Source	Preamble
ERISA	3.11(a)
ERISA Affiliate	8.3(v)
ERISA Client	3.19(g)

v

Exchange Act	3.4(b)
Financing	4.7(a)
FINRA	3.4(b)
Form BD	3.21(b)
Fund Shareholder Approval	5.9(a)(i)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Group LLC	Preamble
Group Operating Agreement	3.1(b)
HSR Act	3.4(b)
Improvements	3.17(c)
Indemnified Parties	5.10(a)
Information Security Program	8.3(w)
Intellectual Property	8.3(x)
Internal Rollover	8.3(a)
Intervening Event	5.3(h)(ii)
Intervening Event Notice Period	5.3(e)(i)
Investment Advisory Contract	8.3(y)
Investment Advisory Services	8.3(z)
Investment Company Act	3.20(c)
IRS	3.11(a)
IT Systems	8.3(aa)
knowledge	8.3(bb)
Law	3.4(a)
Leased Real Property	3.17(b)
Lender-Related Parties	8.3(cc)
Lenders	4.7(c)
Liens	3.2(f)
Limited Guarantee	Preamble
LLC Certificate	2.1(b)(ii)
LLC Certificate of Merger	1.3
LLC Merger	1.1
LLC Merger Consideration	2.1(b)(ii)
LLC Merger Effective Time	1.3
LLC Merger Sub	Preamble
LLC Unitholder Approval	3.3(a)
LLC Units	Recitals
made available	8.3(dd)
Malicious Code	8.3(ee)
Material Adverse Effect	8.3(ff)
Material Contracts	3.15(a)
Materials of Environmental Concern	3.13(c)(iii)
Merger Consideration	2.1(a)(i)
Merger Subs	Preamble
Mergers	1.1
MNIS	3.4(b)

MNIS CMA	3.4(b)
Negative Consent Client	5.9(b)(ii)
Negative Consent Notice	5.9(b)(ii)
New Client	8.3(gg)
No-Shop Period Start Date	5.3(a)
Notice Period	5.3(d)(i)
OFAC	3.19(j)
Other Intangibles	8.3(hh)
Parent	Preamble
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.7(b)
Parent Related Parties	7.3(d)
Parent Termination Fee	7.3(d)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Permitted Liens	3.17(b)
Person	8.3(ii)
Personal Data	8.3(jj)
Preferred Stock	3.2(a)
Privacy Requirements	8.3(kk)
Process	8.3(jj)
Processed	8.3(jj)
Processing	8.3(ll)
Proxy Statement	3.7
Public Fund	3.20(a)
Public Fund Financial Statement	3.20(f)
Public Fund Regulatory Documents	3.20(d)
Public Health Measures	8.3(mm)
Real Property Lease	3.15(a)(xviii)
Representatives	5.3(a)
Required Amount	5.13(a)
Required Information	8.3(nn)
Restrictive Covenant Agreement	Recitals
Rollover Agreement	Recitals
Rollover Holder	Recitals
Rollover Options	Recitals
Rollover Shares	Recitals
RRR	8.3(oo)
RRR Percentage	8.3(pp)
Sanctions	3.19(l)
Schedule 13E-3	3.7
SEC	3.5(a)
Securities Act	3.5(a)
Security Incident	8.3(qq)
Shares	2.1(a)(i)

Specified Agreement	7.1(c)(ii)
Subsidiary	8.3(rr)
Superior Proposal	5.3(h)(iii)
Support Agreement	Recitals
Surviving Company	1.1
Surviving Corporation	1.1
Takeover Laws	3.22
Tax Returns	3.14(n)(ii)
Taxes	3.14(n)(i)
Termination Date	7.1(b)(i)
TopCo	Recitals
TopCo Common Stock	8.3(ss)
Transaction Notice	5.9(b)(i)
Trust Company	8.3(tt)
Willful Breach	8.3(uu)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 31, 2022, among Callodine Midco, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent, (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Corp Merger Sub (“LLC Merger Sub” and together with Corp Merger Sub, the “Merger Subs”), Manning & Napier, Inc., a Delaware corporation (the “Company”) and Manning & Napier Group, LLC a Delaware limited liability company (“Group LLC”).

RECITALS

WHEREAS, the Company is the sole managing member of Group LLC, and the Company owns 18,667,032 Class A Units (equivalent to 97.7544% of the outstanding Class A Units) of Group LLC (the “LLC Units”);

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, each of the Persons listed on Schedule A hereto has executed and delivered a stockholder support agreement (the “Support Agreement”) in the form attached hereto as Exhibit A pursuant to which, among other things, each such Person has agreed to vote all of the shares of Common Stock (as defined therein) owned by such Person in favor of the Merger and the adoption of this Agreement, upon the terms and conditions set forth in the Support Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that an acquisition of the Company by Parent is in the best interests of the Company and its stockholders and, accordingly, has approved and adopted this Agreement and the Company Merger on the terms and subject to the conditions set forth in this Agreement and has recommended that the stockholders of the Company approve and adopt this Agreement and the Company Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, as the sole managing member of Group LLC, has approved this Agreement and the LLC Merger and determined that it is advisable and in the best interests of Group LLC and the members of Group LLC for Group LLC to enter into this Agreement and to consummate the LLC Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has declared the Company Merger advisable and in the best interests of Parent and the stockholders of Parent, and approved this Agreement, the Company Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as sole stockholder of Corp Merger Sub, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, Corp Merger Sub as sole member and manager of LLC Merger Sub, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from East Asset Management, LLC (the “Equity Financing Source”) the Equity Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Equity Financing in the amounts and on the terms set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Equity Financing Source a limited guarantee in favor of the Company with respect to certain of Parent’s obligations hereunder (the “Limited Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Lenders the Debt Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Debt Financing in the amounts and on the terms set forth therein;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Subs to enter into this Agreement, Marc Mayer, the Company’s chief executive officer, has delivered to Parent a fully executed Employment Agreement and a fully executed Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit B-1 (the “Employment Agreement”) and Exhibit B-2 (the “Restrictive Covenant Agreement”), which Employment Agreement and Restrictive Covenant Agreement shall become effective upon the consummation of the Mergers;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, each of the Persons set forth on Schedule B hereto (each a “Rollover Holder”) has entered into a Rollover Agreement (the “Rollover Agreement”) with Callodine MN Holdings, Inc., a Delaware corporation and of which Parent is a direct wholly owned Subsidiary (“TopCo”), pursuant to which each Rollover Holder will (substantially contemporaneously with, and contingent upon, the closing of the Company Merger) contribute to TopCo, and TopCo shall receive from each Rollover Holder, the number of shares of Class A Stock held by such Rollover Holder (collectively, the “Rollover Shares”) and Company Stock Options (collectively, the “Rollover Options”) indicated therein in exchange for the equity interests of TopCo indicated therein; and

WHEREAS, Parent, Corp Merger Sub, LLC Merger Sub, the Company and Group LLC desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Corp Merger Sub, LLC Merger Sub, the Company and Group LLC hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Company Merger Effective Time, Corp Merger Sub shall be merged with and into the Company (the “Company Merger” and together with the LLC Merger, the “Mergers”). Following the Company Merger, the separate corporate existence of Corp Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Company Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. Immediately following the Company Merger Effective Time, upon the terms and conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the LLC Merger Effective Time, LLC Merger Sub shall be merged with and into Group LLC (the “LLC Merger”). Following the LLC Merger Effective Time, the separate existence of LLC Merger Sub shall cease, and Group LLC shall continue as the surviving entity in the LLC Merger (the “Surviving Company”). Both Mergers must occur in the sequence set forth above on the Closing Date, or neither Merger will be required to be consummated.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 8:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that the Closing shall not occur prior to April 30, 2022. The Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file (a) a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DLLCA, and, immediately thereafter (b) a certificate of merger (the “LLC Certificate of Merger” and together with the Company Certificate of Merger, the “Certificates of Merger” and each a “Certificate of Merger” ), with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DLLCA and the DGCL. Each of the Mergers shall become effective at such time as the applicable Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company shall agree in writing and shall specify in the applicable Certificate of Merger, it being understood and agreed that the parties shall cause the LLC Merger Effective Time to occur immediately after the Company Merger Effective Time. The time the LLC Merger becomes effective being the “LLC Merger Effective Time” and the time the Company Merger becomes effective being the “Company Merger Effective Time”.

Section 1.4 Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the relevant provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto (a) at the LLC Merger Effective Time, all the property, rights, privileges, powers and franchises of Group LLC and LLC Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Group LLC and LLC Merger Sub shall become the debts, liabilities and duties of the Surviving Company and (b) at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Corp Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Corp Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the LLC Merger Effective Time, the limited liability company agreement of LLC Merger Sub, as in effect immediately prior to the LLC Merger Effective Time, shall be the limited liability company agreement of the Surviving Company (except for any references to the name of LLC Merger Sub) until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Company Merger Effective Time, the certificate of incorporation of the Company shall be amended so that it reads in its entirety as set forth in Exhibit C hereto, except that the name of the Company shall be Manning & Napier, Inc., and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(c) At the Company Merger Effective Time, and without any further action on the part of the Company and Corp Merger Sub, the bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit D hereto, except that the name of the Company shall be Manning & Napier, Inc., and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. At the Company Merger Effective Time, the directors of Corp Merger Sub immediately prior to the Company Merger Effective Time shall become the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. At the Company Merger Effective Time, the officers of the Company immediately prior to the Company Merger Effective Time shall become the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. At the LLC Merger Effective Time, the officers of Group LLC immediately prior to the LLC Merger Effective Time shall become the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK AND LLC UNITS OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock and LLC Units.

(a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the Company, Group LLC, Parent, the Merger Subs or the holders of any shares of capital stock or holder of units or membership interests of the Company, Group LLC, Parent or the Merger Subs (as applicable):

(i) each share of Class A common stock, par value $0.01 per share, of the Company (the “Class A Stock”) and each share of Class B common stock, par value $0.01 per share, of the Company (the “Class B Stock” and together with the Class A Stock, the “Shares”), in each case, issued and outstanding immediately prior to the Company Merger Effective Time (other than (A) Shares to be canceled in accordance with Section 2.1(a)(ii), (B) any Dissenting Shares, and (C) any Rollover Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $12.85 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Company Merger Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration pursuant to the foregoing sentence, to be issued or paid in accordance with Section 2.3, without interest;

(ii) each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or its Affiliates (including TopCo, and including the Rollover Shares), Corp Merger Sub, LLC Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Company Merger Effective Time (in each case, other than any such Shares held on behalf of Clients) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii) each share of common stock, par value $0.01 per share, of Corp Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of the Company, Group LLC, Parent, the Merger Subs or the holders of any shares of capital stock or holder of units or membership interests of the Company, Group LLC, Parent or the Merger Subs (as applicable):

(i) each LLC Unit issued and outstanding immediately prior to the LLC Merger Effective Time that is held by the Company or any of its Subsidiaries will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto;

(ii) each other LLC Unit issued and outstanding immediately prior to the LLC Merger Effective Time will automatically be converted into the right to receive an amount in cash equal to the Merger Consideration (the “LLC Merger Consideration”) and all such LLC Units, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate (if any) (an “LLC Certificate”) or book-entry unit registered in the transfer books of Group LLC (a “Book-Entry Unit”) that immediately prior to the LLC Merger Effective Time represented LLC Units will cease to have any rights with respect to such LLC Units other than the right to receive the LLC Merger Consideration in accordance with Section 2.3; and

(iii) each membership interest of LLC Merger Sub issued and outstanding immediately prior to the LLC Merger Effective Time shall be converted into and become one membership interest of the Surviving Company.

(c) If at any time during the period between the date of this Agreement and the Company Merger Effective Time, any change in (i) the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, or (ii) the outstanding units or membership interests of the Company, Group LLC, or securities convertible into or exchangeable into or exercisable for such units or membership interests, shall occur as a result of any reclassification, recapitalization, stock or unit split (including a reverse stock or unit split) or subdivision or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, or any merger or other similar transaction, the Merger Consideration and the LLC Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) At the Company Merger Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2011 Equity Compensation Plan (the “Company Stock Plan”), other than the Rollover Options, shall be cancelled for no consideration.

(b) At the Company Merger Effective Time, each award of restricted stock units (each, a “Company RSU”) with respect to Shares granted under the Company Stock Plan that is outstanding immediately prior to the Company Merger Effective Time shall be cancelled, terminated and extinguished by the Company, and Parent shall replace each such cancelled Company RSU with a restricted stock unit award with respect to a number of shares of TopCo Common Stock (a “TopCo RSU”) that is equal to the number of Shares that were subject to such cancelled Company RSU, subject to the remainder of this Section 2.2(b). Except as otherwise agreed between TopCo and the holder of a replaced Company RSU, the vesting and all other terms and conditions that applied to any such replaced Company RSU shall apply to the replacement TopCo RSU; provided, that such replacement TopCo RSU shall be settled upon vesting in a combination of cash and/or shares of TopCo Common Stock (with the mix of cash and shares determined by Parent in its sole discretion) valued in the aggregate at (x) the number of shares of TopCo Common Stock underlying such TopCo RSU multiplied by (y) the Merger Consideration, with shares of TopCo Common Stock valued for such purpose at the then prevailing Book Value Per Share at the time of such settlement. TopCo’s (or the applicable Affiliate of Parent’s) board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of all TopCo RSUs issued in replacement for Company RSUs.

(c) Prior to the Company Merger Effective Time, the Company shall adopt such resolutions as may be reasonably required to effect the provisions of this Section 2.2, effective as of the Company Merger Effective Time.

Section 2.3 Exchange and Payment.

(a) Prior to the Company Merger Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for (x) the stockholders of the Company in connection with the Company Merger and (y) the holders of LLC Units (other than the Company) in connection with the LLC Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II and the LLC Merger Consideration to which holders of LLC Units shall become entitled pursuant to this Article II. At or promptly following the Company Merger Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited, including by causing the Company to deposit) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares and LLC Units for the Merger Consideration and LLC Merger Consideration and other amounts contemplated by this Article II.

(b) Promptly after the Company Merger Effective Time and in any event not later than the third Business Day following the Company Merger Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to (x) each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Company Merger Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a)(i), and (y) each holder of LLC Certificates that immediately prior to the LLC Merger Effective Time represented outstanding LLC Units that were converted into the right to receive the LLC Merger Consideration with respect thereto pursuant to Section 2.1(b)(ii), (i) a letter of transmittal in customary form of the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and LLC Certificates held by such Person shall pass, only upon proper delivery of the Certificates and LLC Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates and LLC Certificates in exchange for the Merger Consideration or LLC Merger Consideration, as applicable, payable with respect thereto pursuant to Section 2.1(a)(i) and Section 2.1(b)(ii). Upon surrender of a Certificate or LLC Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or LLC Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or the LLC Merger Consideration for each LLC Unit formerly represented by such LLC Certificate (in each case, subject to deduction for any required withholding Tax), and the Certificate or LLC Certificate so surrendered shall forthwith be cancelled. Promptly after the Company Merger Effective Time and in any event not later than the third Business Day following the Company Merger Effective Time, the Paying Agent shall issue and deliver to each holder of (x) uncertificated Shares represented by book entry (“Book-Entry Shares”) and (y) Book-Entry Units, a letter of transmittal in customary form of the Paying Agent. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Book-Entry Shares or Book-Entry Units shall be entitled to receive in exchange therefor, by a check or wire transfer, the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a)(i) in respect of such Book-Entry Shares or pursuant to Section 2.1(b)(ii) in respect of such Book-Entry Units, without such holder being required to deliver a Certificate or LLC Certificate to the Paying Agent, and such Book-Entry Shares and Book-Entry Units shall then be canceled. No interest will be paid or accrued for the benefit of holders of (x) Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares or (y) LLC Certificates or Book-Entry Units on the LLC Merger Consideration payable in respect of LLC Certificates or Book-Entry Units.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d) If payment of the LLC Merger Consideration is to be made to a Person other than the Person in whose name the surrendered LLC Certificate or Book-Entry Unit is registered, it shall be a condition of payment that such LLC Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Unit shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the LLC Merger Consideration to a Person other than the registered holder of the LLC Certificate or Book-Entry Unit surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a)(i), without any interest thereon.

(f) Until surrendered as contemplated by this Section 2.3, each LLC Certificate or Book-Entry Unit shall be deemed at any time after the LLC Merger Effective Time to represent only the right to receive the LLC Merger Consideration payable in respect of LLC Units theretofore represented by such LLC Certificate or Book-Entry Units, as applicable, pursuant to Section 2.1(b)(ii), without any interest thereon.

(g) Prior to the Company Merger Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Company Merger Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(h) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Company Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Company Merger Effective Time. If, after the Company Merger Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(i) All cash paid upon the surrender for exchange of LLC Certificates or Book-Entry Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the LLC Units formerly represented by such LLC Certificates or Book-Entry Units. At the LLC Merger Effective Time, the unit transfer books of Group LLC shall be closed and there shall be no further registration of transfers on the unit transfer books of the Surviving Company of the LLC Units that were outstanding immediately prior to the LLC Merger Effective Time. If, after the LLC Merger Effective Time, LLC Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Book-Entry Units, such LLC Certificates or Book-Entry Units shall be canceled and exchanged as provided in this Article II.

(j) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation.

(k) At any time following the date that is 12 months after the Company Merger Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates, LLC Certificates, Book-Entry Shares or Book-Entry Units and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration or the LLC Merger Consideration, as applicable payable upon due surrender of their Certificate or Book-Entry Shares or LLC Certificates or Book-Entry Units. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and LLC Units for the LLC Merger Consideration.

(l) If any Certificate or LLC Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate or LLC Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate or LLC Certificate the Merger Consideration or LLC Merger Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, LLC Units, or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event Parent, the Surviving Corporation, the Paying Agent or any other applicable withholding agent intends to withhold any amounts payable under or contemplated by this Agreement, such Person shall use commercially reasonable efforts to (a) provide written notice to the applicable payee(s) of any such requirement to deduct or withhold at least five days before the payment to which such deduction or withholding would apply, which notice shall (i) include a copy of the calculation of the amount to be deducted and withheld and (ii) identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction and withholding is required, and (b) cooperate with any request to obtain reduction of or relief from such deduction or withholding. The parties acknowledge that, absent a change of Law, no withholding pursuant to Section 1445 of the Code shall apply in connection with the Company Merger if Parent receives the statement referred to in Section 5.15(b)(i).

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Company Merger Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Company Merger Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a)(ii). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands.

Section 2.6 Tax Treatment. For U.S. federal, and applicable state and local, income tax purposes, (i) the Company Merger shall be treated as the purchase by Parent of all of the interests of the Company in a transaction governed by Section 1001 of the Code and (ii) the LLC Merger shall be treated in a manner consistent with the principles set forth in Revenue Ruling 99-6, 1991-1 C.B. 432 (Situation 1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed and publicly available on EDGAR at least one Business Day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (with the disclosures therein organized in sections and subsections corresponding to the sections and subsections of this Article III, it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Subs as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”), bylaws (the “Company Bylaws”) and the limited liability company operating agreement of Group LLC (the “Group Operating Agreement”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect and Group LLC is not in violation of any provision of the Group Operating Agreement in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 300,000,000 shares of Class A Stock, (b) 2,000 shares of Class B Stock and (c) 100,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of March 30, 2022 (the “Capitalization Date”), (i) 19,124,332 shares of Class A Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares of Class B Stock were outstanding, (iii) 749,005 Shares were held in treasury, (iv) no shares of Preferred Stock were outstanding and (v) an aggregate of 2,820,279 shares of Class A Stock were subject to or otherwise deliverable in connection with outstanding Company RSUs or other equity-based awards and 500,000 shares of Class A Stock were subject to the exercise of outstanding Company Stock Options issued pursuant to the Company Stock Plan.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Equity Award which is outstanding as of the date of this Agreement: (i) the name of the grantee; (ii) the type of such Company Equity Award; (iii) with respect to any Company Equity Award which is a Company Stock Option, whether the Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code; (iv) the name of the Company Stock Plan under which the Company Equity Award was issued; (v) the number of shares of Class A Stock subject to such Company Equity Award; (vi) the per share exercise price (if any) of such Company Equity Award; (vii) the applicable vesting schedule in respect of such Company Equity Award, including any performance- and/or time-based vesting conditions thereon; (viii) the number of shares of Class A Stock which are vested and unvested with respect to the Company Equity Award; (ix) the grant date of the Company Equity Award; and (x) the expiration date of the term of such Company Equity Award (if applicable).

(c) There are no employees, directors, or independent contractors of the Company or any of its Subsidiaries with an offer letter, employment agreement, or other arrangement or Contract that contemplates a grant of any equity or equity-based award, which award has not been granted as of the date of this Agreement.

(d) Each Company Stock Option has an exercise price that is no less than the “fair market value” of an underlying share of Class A Stock on the grant date of such Company Stock Option, as determined in accordance with Section 409A of the Code.

(e) Except as set forth in Sections 3.2(a), 3.2(b) and 3.2(g), and except for changes since the Capitalization Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on the Capitalization Date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries or (3) options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities, or units or interests, convertible into or exchangeable for capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries, (B) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities, or units or interests, convertible into or exchangeable for capital stock or voting securities, or units or interests, of the Company or any of its Subsidiaries and (C) there are no other options, calls, warrants, phantom stock, restricted stock units, or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, or units or interests, of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Between January 1, 2021 and the date of this Agreement, except as set forth in Section 3.2(e) of the Company Disclosure Letter, neither the Company nor Group LLC has declared, set aside, made or paid to its shareholders or equityholders (as applicable) dividends, distributions or other capital withdrawal on their shares or units (as applicable), and neither the Company Board nor the Company (as the sole managing member of Group LLC) has approved or adopted any resolutions with respect to the same.

(f) Each of the outstanding shares of capital stock, or units or interests (as applicable), of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever.

(g) Section 3.2(g) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and its jurisdiction of incorporation or organization, indicating therein the outstanding securities or interests of the Subsidiary, the record holder thereof and the percentage thereof owned by that record holder.

(h) The Company is the sole managing member of Group LLC. Group LLC is authorized to issue (i) 100,000,000 Class A Units and (ii) 10,000,000 Class B Units. 19,095,844 Class A Units are issued and outstanding, and no Class B Units are issued and outstanding. The Company owns 18,667,032 Class A Units. The remaining Class A Units (which are 428,812 Class A Units) are owned by M&N Group Holdings LLC.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Company Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Company Board has approved and subject to Section 5.3, declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Board Recommendation”). The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby.

(b) Group LLC has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority of the LLC Units outstanding (the “LLC Unitholder Approval”) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Group LLC and the consummation by Group LLC of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Group LLC and no other limited liability company proceedings on the part of Group LLC are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the LLC Merger, to obtaining the LLC Unitholder Approval. This Agreement has been duly executed and delivered by Group LLC and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a valid and binding obligation of Group LLC, enforceable against Group LLC in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Company, as the sole managing member of Group LLC, has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.3, has resolved to recommend that the members of Group LLC approve this Agreement and the transactions contemplated hereby. The approval of the Company, as the holder of a majority of the LLC Units, is the only vote or consent of members of Group LLC or equityholders of any other Subsidiary of the Company necessary to approve this Agreement or the other transactions contemplated hereby. There are no agreements or understandings granting to any of the equityholders of Group LLC any dissenters’, appraisal or similar rights in connection with the LLC Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company and Group LLC, and the consummation by the Company and Group LLC of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the Group Operating Agreement or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (ix) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree (including those of self-regulatory organizations) (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and Group LLC, and the consummation by the Company and Group LLC of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority (including stock exchange or self-regulatory organization), agency, court commission, or other governmental body (whether local, state or federal, and whether federal or foreign) (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (ii) filings, approvals, and non-objections required under state securities, takeover and “blue sky” laws, (iii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) such filings as necessary to comply with the applicable listing requirements of the New York Stock Exchange, (v) the approval of the Financial Industry Regulatory Authority, Inc. (“FINRA”) of a continuing membership application by Manning & Napier Investor Services, Inc. (“MNIS”) pursuant to FINRA Rule 1017 (“MNIS CMA”), (vi) filings or notices required by the National Securities Clearing Corporation or any other self-regulatory organization, (vii) any consents or approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated, (viii) the filing with the Secretary of State of the State of Delaware of the Certificates of Mergers as required by the DGCL and DLLCA and (ix) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2019 (all such forms, reports, statements, certificates and other documents filed since January 1, 2019 and prior to the date hereof, collectively, the “Company SEC Documents”). There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to the Company or its Subsidiaries. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comments or any outstanding SEC investigation. As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2021 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments). The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.

(c) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Between January 1, 2020 and the date hereof, there have been no instances of (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (x) any materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) in the preceding sentence made by management of the Company to its auditors and audit committee and (y) any material communication made by management of the Company or its auditors to the audit committee with respect to the foregoing as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company, except for liabilities and obligations (a) reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2021 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2021, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) or the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, or at the date it is publicly filed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subs or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.8 Absence of Certain Changes or Events. Since January 1, 2022 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects, for the avoidance of doubt, subject to Section 4.15, and (b) there has not been any change, development, event or circumstance that, individually or with all other changes, developments, events or circumstances, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Litigation.

(a) There is no suit, claim, action, audit, inquiry, examination, proceeding, hearing, arbitration, litigation, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity or arbitral body, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity or arbitral body, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all settlement agreements relating to any Action or threatened Action pursuant to which the Company or any of its Subsidiaries has any outstanding obligations and (ii) any judgments, orders, injunctions, rulings, writs, awards or decrees of any Governmental Entity in an Action in which the Company or any of its Subsidiaries was or is a party, which has a material effect on the conduct of the business of the Company or any of its Subsidiaries.

Section 3.10 Compliance with Laws.

(a) Except with respect to ERISA, Environmental Matters, Taxes, Investment Adviser Matters, Public Funds, Broker-Dealer Matters (which are the subject of Sections 3.11, 3.13, 3.14, 3.19, 3.20 and 3.21 respectively), the Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, registrations, exemptions, authorizations, franchises, certifications, orders and approvals of all Governmental Entities (collectively, “Permits”) in order for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits held by the Company and each of its Subsidiaries are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for (i) Manning & Napier Advisors, LLC and Rainier Investment Management, LLC, which are SEC-registered investment advisors (each, an “Adviser”), (ii) Exeter Trust Company, which is a New Hampshire-chartered non-depository trust company, and (iii) MNIS, which is an SEC-registered broker-dealer and FINRA member, none of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective managers, directors, officers or employees is or has been since January 1, 2019 (I) an investment adviser, lender, bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, futures commission merchant, introducing broker, registered Representative or Associated Person of a broker-dealer (other than MNIS), insurance agent, sales person, or has acted in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA or the securities commission of any Governmental Entity, or as a transfer agent, in each case within the meaning of any applicable Law, (II) required to be registered, licensed or qualified as an investment adviser, lender, bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, futures commission merchant, introducing broker, registered Representative or as an Associated Person of a broker-dealer (other than MNIS), insurance agent, sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA or the securities commission of any Governmental Entity, or as a transfer agent under any applicable Law or in any other capacity under any applicable Law, or (III) subject to any liability or disability by reason of any failure to be so registered, licensed or qualified, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA” ), whether or not subject to ERISA), and each other employee benefit or compensation plan, program, policy, agreement or arrangement, including any stock purchase, stock option, restricted stock, restricted stock unit, phantom stock, severance, employment, offer letter, change-in-control, transaction, retention, welfare, health, dental, vision, retirement, profit-sharing, fringe benefit, bonus, commission, incentive, deferred compensation, holiday, paid time off and other similar plan, agreement, program, policy or other arrangement (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, in each case (i) which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries, (ii) under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits, or (iii) with respect to which the Company or its Subsidiaries has had or has any present or future liability, including any contingent liability. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) the plan document (or, in the cases of any unwritten Company Plan, a written description thereof), and any amendments thereto; (ii) any related trust agreement, insurance contract or policy or other funding instrument; (iii) the most recent determination, advisory or opinion letter from the Internal Revenue Service (the “IRS”); (iv) any summary plan description or summary of material modifications thereto, and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; (v) if applicable, for the most recently-completed plan year, the Form 5500s and attached schedules and financial statements (including any related actuarial valuation report); and (vi) any material notices, letters or other non-routine correspondence with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(b) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, (i) each Company Plan has been established and administered in accordance with its terms and in compliance with all applicable Law (including, without limitation, the applicable provisions of ERISA and the Code), and (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and (iii) all contributions required to be made under the terms of any Company Plan have been timely made.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS to the effect that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan under Section 401(a) of the Code.

(d) No Company Plan provides, and neither the Company nor any Subsidiary thereof has any obligation to provide, or has made any promise to provide, any post-termination or retiree life insurance, health or other welfare benefits or coverage to any Person, other than as required under Section 4980B of the Code or any similar state or local Law.

(e) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits).

(f) Neither the Company, any Subsidiary or any ERISA Affiliate has previously maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability (including contingent liability) with respect to (i) any defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code; or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any “multiple employer” plan (within the meaning of Section 413 of the Code), or any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(g) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any its Subsidiaries to any payment or benefit, (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due, or result in the funding (through a grantor trust or otherwise) of any compensation or benefits due to any such employee, consultant, officer or other service provider, or (iii) trigger any other material obligation pursuant to any Company Plan

(i) Neither the execution nor delivery of this Agreement, shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby would reasonably be expected to result in any payment under any of the Company Plans or any other arrangement that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to indemnify or otherwise “gross-up” any individual for any Tax or penalty incurred pursuant to Section 409A or 4999 of the Code.

Section 3.12 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is or has ever been a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, labor organization, works council, or other representative of any employees or group of employees, nor is any such Contract being negotiated. No labor union, works council, or other collective bargaining unit represents or has represented or, to the knowledge of the Company, claims or has claimed to represent any of the employees of the Company or any of its Subsidiaries. There is no, and since January 1, 2019 there has not been any, material labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The consent of or consultation with, or the rendering of formal advice by, any labor union or works council or is not required for the Company and its Subsidiaries to enter into this Agreement or to consummate any of the transactions herein.

(b) The Company has provided to Parent a true and correct list of all employees and independent contractors of the Company and its Subsidiaries as of March 28, 2022 containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged and their location (country, state, city); (iii) their start dates and number of years of continuous service; (iv) their positions and job titles; (v) their full-time, part-time, or temporary status; (vi) their base salaries or base hourly wage or contract rate; (vii) their target bonus rates or target commission rates; (viii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments); (ix) any promises or commitments made to them with respect to changes or additions to their compensation or benefits; (x) their visa status, if applicable, (xi) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law; and (xii) accrued but unused vacation time and/or paid time off. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the employees of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries (i) are, and at all times since January 1, 2019, have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health; (ii) since January 1, 2019, have withheld and reported, in all material respects, all amounts required by any Law or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any employee of the Company and its Subsidiaries; (iii) have no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee of the Company and its Subsidiaries (other than routine payments to be made in the ordinary course of business). Each Person providing services to the Company and its Subsidiaries since January 1, 2019 that has been characterized as a consultant or independent contractor and not as an employee has, in all material respects, been properly characterized pursuant to applicable Law as such, and the Company and its Subsidiaries do not have any material liability or obligations arising out of the hiring or retention of Persons to provide services to the Company and its Subsidiaries and treating such Persons as consultants or independent contractors and not as employees of the Company and its Subsidiaries. All employees of the Company and its Subsidiaries have, since January 1, 2019, been correctly classified, in all material respects, as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has, in all material respects, been properly recorded and paid for all such employees classified as non-exempt.

(d) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), each employee of the Company and its Subsidiaries is lawfully authorized to work in the jurisdiction in which he or she is employed according to applicable immigration Laws, and neither the Company nor any of its Subsidiaries has, since January 1, 2019, been subject to any material fine, penalty, or warning concerning compliance with any immigration-related Laws. Since January 1, 2019, the Company and its Subsidiaries have, in all material respects, properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of their employees and have properly retained the Form 1-9 as required by applicable Law.

(e) To the knowledge of the Company, as of the date hereof, no officer, executive, supervisor, or group of employees of the Company and its Subsidiaries: (i) intends to terminate his or her employment with the Company or its Subsidiaries at any time following the Company Merger Effective Time, or has threatened or expressed any intention to do so; or (ii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company and its Subsidiaries; or (B) the conduct or business operations of the Company or its Subsidiaries.

(f) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), there are no pending, and since January 1, 2019, there have not been any, Actions, grievances, arbitrations, audits, investigations, or other legal proceedings against the Company or any of its Subsidiaries, or to the knowledge of the Company, threatened to be brought or filed, by or with any Person or any Governmental Entity or arbitrator in connection with the employment or engagement of any current or former employee, applicant, contractor, or other service provider of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. Since January 1, 2019, neither the Company nor its Subsidiaries have implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries other than in compliance in all material respects with such Laws. To the knowledge of the Company, since January 1, 2019, except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries (including, following the Closing, the Surviving Corporation), taken as a whole, (i) no written allegations of sexual harassment, discrimination or misconduct have been made to the Company or any of its Subsidiaries against any (A) officer or director of the Company or its Subsidiaries, or (B) any employee of the Company or its Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or its Subsidiaries, and (ii) the Company and its Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of harassment, discrimination or misconduct by an employee, contractor, director, officer, or other representative of the Company or its Subsidiaries.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) As used in this Agreement:

(i) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(ii) “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

Section 3.14 Taxes.

(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(b) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(c) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of any pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(e) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. law), as a transferee or successor.

(f) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries, (ii) the tax receivables agreement of the Company, (iii) the Group Operating Agreement and (iv) customary Tax provisions in any Contract the primary purpose of which is not Taxes.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), in each case, material to the Company and its Subsidiaries, taken as a whole.

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, equityholder or other third party, except to the extent that the failure to do so would not be, in each case, material to the Company and its Subsidiaries, taken as a whole.

(j) There are no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent or to the extent, in each case, not material to the Company and its Subsidiaries, taken as a whole.

(k) No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(l) Neither the Company nor any of its Subsidiaries (i) has or has ever had a permanent establishment in any country other than the country of its organization, (ii) has engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax on a net income basis in such country or (iii) to the knowledge of the Company, is, or has ever been, subject to Tax on a net income basis in a jurisdiction outside the country in which it is organized.

(m) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act. To the extent applicable, each of the Company and its Subsidiaries (A) has materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act, and (B) has not received or claimed any tax credits under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, except to the extent, in each case, not material to the Company and its Subsidiaries, taken as a whole.

(n) As used in this Agreement:

(i) “Taxes” means federal, state, provincial, local or foreign taxes, imposts, levies or other like assessments or charges of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amendment thereto.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Material Contracts in effect on the date hereof to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto). For purposes of this Agreement, “Material Contracts” means:

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract for the employment of any employee of the Company or any of its Subsidiaries which is not terminable by the Company at will and without liability for any penalty or other payment (including any severance payment or similar benefit);

(iii) any Contract for the provision of services to the Company or any of its Subsidiaries with a consultant or independent contractor that provides for annual payments in excess of $150,000 or which is not terminable on 90 days’ notice or less without liability for any penalty or other payment;

(iv) (A) any collective bargaining agreement or other Contract with a labor union, works council, employee association, or labor organization and (B) any Company Plan;

(v) each Contract or other agreement that provides for any severance or termination protection, retention or stay bonus, change in control bonus or payment, accelerated vesting, or any other amount or benefit that will be payable or due as a result of any of the transactions or events contemplated by this Agreement;

(vi) any Contract or series of related Contracts relating to indebtedness for borrowed money;

(vii) any Contract (A) that is reasonably expected to result in payments in excess of $200,000 in any 12-month period after the Closing Date that provides for any “most favored nation” provision or equivalent material preferential pricing terms or similar obligations or (B) that provides for any rights of first refusal, rights of first offer, rights of first negotiation or similar rights or that materially limits or purports to materially limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(viii) (A) any standard form Contract pursuant to which the Company or any its Subsidiaries provides brokerage services or Investment Advisory Services to any Client and (B) any material Contract (or group of Contracts that, in the aggregate, are material) pursuant to which the Company or any of its Subsidiaries provides Investment Advisory Services that is not on such standard form or that includes material deviations from any such standard form;

(ix) any Contract reasonably expected to result in payments made or received by the Company and/or its Subsidiaries in excess of $200,000 in any year that provides for any distribution arrangement, referral arrangement, commission sharing arrangement or comarketing arrangement, including any agreement for soliciting, distributing or marketing Investment Advisory Services by or to the Company or any of its Subsidiaries;

(x) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000, which is not terminable on 90 days’ notice or less without liability for any penalty;

(xi) (A) any Contract for any joint venture, partnership, strategic alliance, collaboration, co-promotion, co-marketing or similar arrangement, or (B) any Contract involving a sharing of the Company’s, any of its Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities, in each case, that is material to the Company and its Subsidiaries;

(xii) any Contract relating to Tax sharing or Tax allocation (other than any customary tax sharing or allocation provision in a Contract entered into in the ordinary course of business and not primarily concerning Taxes);

(xiii) any Contracts with any Governmental Entity;

(xiv) any indemnification agreements or similar arrangements in favor of current directors and officers of the Company or any of its Subsidiaries or any Company employee;

(xv) any Contracts related to the waiver, release, assignment, compromise, commencement or settlement of any Action under with the Company or any of its Subsidiaries has outstanding monetary obligations in excess of $250,000 or remains subject to any material non-monetary obligations;

(xvi) any Contracts with any director, officer or shareholder of the Company or any of its Subsidiaries or any of their respective Affiliates (other than any such Contract already referred to in subsection (ii) above);

(xvii) any Contract containing any covenant materially limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any business or Person; and

(xviii) any lease, sublease, license or occupancy agreement (each a “Real Property Lease”) pursuant to which the Company or one of its Subsidiaries is a lessee, sub-lessee, licensee or occupant of Leased Real Property.

(b) The Company has made available to Parent true and complete copies of all Material Contracts which are referred to on Section 3.15(b) of the Company Disclosure Letter together with all modifications, waivers, supplements and amendments thereto in effect on the date hereof.

(c) Each Material Contract is in full force and effect and a legal, valid and binding agreement of the Company (or any of its Subsidiaries party thereto, as applicable), enforceable in accordance with its terms, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract and to the Company’s knowledge, as of the date hereof, no other party to any Material Contract is in breach or default thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has knowledge, as of the date hereof, that any other party to any of the Material Contracts intends to terminate or fail to renew such Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as management has determined to be prudent in accordance with industry practices, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, and (c) neither the Company nor any of its Subsidiaries has knowledge that any insurer intends to terminate or fail to renew such policy.

Section 3.17 Properties.

(a) Neither the Company nor any of its Subsidiaries (i) owns any real property or (ii) is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except under the Real Property Leases).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Real Property Lease of which the Company and its Subsidiaries have the right to use as lessee, sublessee, licensee or occupant (such real property, the “Leased Real Property”). The Company or one of its Subsidiaries has the right to use the Leased Real Property for the full term of each Real Property Lease (and any renewal options) relating thereto. The Company or one of its Subsidiaries has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens, mortgages, deeds of trust, encumbrances, encroachments, easements, rights of way, leases and title defects, other than the following (“Permitted Liens”): (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Entities, (iv) liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, (v) any right, interest, lien, title or other Liens of a lessor or sublessor under any Real Property Lease, and (vi) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens that do not materially interfere with the present use or occupancy of the Leased Real Property. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases.

(c) To the knowledge of the Company, the Leased Real Property is not subject to any pending suit for condemnation or other taking by any Governmental Entity, and no such condemnation or other taking is threatened in writing. The use and occupancy of the Leased Real Property by the Company or one of its Subsidiaries and the conduct of the business thereat as presently conducted does not violate any applicable Laws (including zoning Laws), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no leases, subleases, licenses or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Real Property Leases). To the knowledge of the Company, all buildings, structures, facilities and improvements located on the Leased Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws. The Improvements are adequate for continued use in the manner in which they are presently being used. The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries.

(d) The Company and each Subsidiary has good and marketable title to all of its respective tangible personal property, free and clear of all Liens, other than Permitted Liens.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks and tradenames, applications to register trademarks, service marks and tradenames, patents, patent applications, registered copyrights, applications to register copyrights, domain names, and social media handles owned by or on behalf of the Company or any of its Subsidiaries on the date hereof (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Intellectual Property that is owned by the Company or one its Subsidiaries is owned free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2019 challenging the validity or enforceability of any Intellectual Property owned by the Company or any of its Subsidiaries that remains pending or unresolved.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary has executed a valid and enforceable written agreement with each Person who has contributed or is contributing to the invention, conception, creation or development of any Intellectual Property for the Company or its applicable Subsidiary that is material to the Company and its Subsidiaries, pursuant to which such Person has assigned to the Company or its applicable Subsidiary all of such Person’s right, title and interest in and to all Intellectual Property created, invented, conceived or developed for the Company or its Subsidiaries in the course of their employment or retention thereby.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of its trade secrets and proprietary confidential information, including taking commercially reasonable steps to safeguard such trade secrets and proprietary confidential information that is accessible through computer systems or networks. To the knowledge of the Company, there has been no misappropriation of or unauthorized access to any such trade secrets or proprietary confidential information.

(d) (i) The Company and its Subsidiaries are not infringing upon, misappropriating, or violating any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since January 1, 2019 any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is infringing, misappropriating, or violating any

Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

(e) The Company or its Subsidiaries own or otherwise have, and after Closing will continue to have all Intellectual Property that is required for the conduct of their respective businesses as it is currently conducted.

(f) Neither the Company nor its Subsidiaries exclusively license any Intellectual Property from or to any other Person that is material to the conduct of the business of the Company or its Subsidiaries.

Section 3.19 Investment Adviser Matters.

(a) Each Adviser has adopted and implemented, and the Chief Compliance Officer of such entity has annually since January 1, 2019, reviewed the adequacy of, written policies and procedures reasonably designed to prevent violation by the Company, its Subsidiaries and their personnel of Section 204A of the Investment Advisers Act of 1940, as amended, and the rules thereunder (the “Advisers Act”). All employees of the Advisers have executed acknowledgments that they are bound by the provisions of the Advisers’ Code of Ethics, which requires such employees to comply with applicable federal securities laws. Each Adviser has made available to Parent each annual report since January 1, 2019, of the Company’s Chief Compliance Officer.

(b) Each Adviser is, and since January 1, 2019 has been, duly registered as an investment adviser under the Advisers Act and is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business, except as would not be material to the Company. No Adviser has received any written notice that the Adviser’s registration, licensing or qualification as an investment adviser is, is to be, or will be restricted or terminated.

(c) The Company has made available to Parent true and complete copies of each Adviser’s most recent Form ADV, as amended to date. The information contained in such Forms ADV was true and complete in all material respects at the time of filing and each Adviser has made all amendments to such forms as it is required to make under applicable Laws. The Advisers’ investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) have all Permits required from foreign, federal, state or local authorities in order for them to conduct the business presently conducted by the Advisers and such representatives in the manner presently conducted, except where failure to have such permits would not, individually or in the aggregate, have a Material Adverse Effect.

(d) Each Adviser has timely filed all material registrations, declarations, reports, notices, forms and other documents required to be filed under applicable Laws with the SEC or any other Governmental Entity, and all amendments or supplements to any of the foregoing.

(e) None of the Advisers or, to the knowledge of the Company, any other Person “associated” (as defined under both the Investment Company Act and the Advisers Act) with any Adviser, has been convicted of any crime or is or has engaged in any conduct that would be a basis for: (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser; (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act; or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act.

(f) None of the Advisers is subject to any material limitation imposed in connection with any of their Permits. To the extent required, each Adviser has duly and timely filed all notices and other documentation required to permit the Adviser to rely on exclusions or exemptions under the Commodity Exchange Act, the regulations thereunder, or the rules of the National Futures Association. No Person other than a full-time employee of the Company or its applicable Subsidiary renders Investment Advisory Services to Clients of any of the Advisers on behalf of the Company or its Subsidiaries or solicits Clients with respect to the provision of Investment Advisory Services by any Adviser.

(g) With respect to each Client that is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a plan subject to Section 4975 of the Code; or (ii) an entity deemed to hold the “plan assets” of either of the foregoing (within the meaning of the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) (each of (i) and (ii) referred to as an “ERISA Client”), the Company and its Subsidiaries, in the performance of such Investment Advisory Services, are in compliance in all material respects with the applicable requirements of ERISA and the Code. Neither the Company nor any of its Subsidiaries has, in the provision of Investment Advisory Services, engaged in or caused an ERISA Client or state pension plan to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any other prohibited transaction under any applicable state pension Law.

(h) Except as otherwise disclosed in an Adviser’s Form ADV, none of the Advisers or any of their directors, officers, or employees has been the subject of any investigation, disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws that would be required to be disclosed in the Adviser’s Form ADV. None of the Adviser’s directors, officers, employees has been permanently enjoined by the order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security.

(i) None of the Advisers, or to the Company’s knowledge any of its employees, officers or directors, has directly or indirectly made or attempted to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment for business or contracts secured, (B) to pay for favorable treatment for business or contracts secured, (C) to obtain special concessions or for special concessions already obtained, in each case, in violation of any requirement of any applicable U.S. or non-U.S. anti-corruption or anti-bribery laws (“Anti-Corruption Laws”). Each Adviser has established internal controls and procedures designed to ensure compliance with Anti-Corruption Laws and has made available all of such documentation to Parent.

(j) Each Adviser has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, and the rules and regulations administered by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), in each case to the extent such Laws are applicable to them.

(k) To the extent required by applicable Law, each of the Advisers have adopted written anti-money laundering programs and written customer identification programs (including with respect to investors), in each case that complies in all material respects with applicable Law, and a true and correct copy of which has been made available to Parent. Each Adviser has complied with the terms of such written programs in all material respects.

(l) None of the Advisers, or any employee acting on behalf of any of the foregoing, (i) is currently the subject or the target of any economic sanctions or embargo administered by OFAC or the U.S. Department of State, the United Nations, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), (ii) is located, organized or resident in a country, territory or geographical region that is itself the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) or whose government is the subject or target of Sanctions, (iii) is named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (iv) is, otherwise, by public designation of the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other equivalent, applicable Governmental Entity, or subject or target of any Sanctions, (v) is owned or controlled by Persons described in clauses (i) through (iv) or is otherwise the subject of Sanctions, or (vi) conducts any business in any country or territory that is the subject of Sanctions, other than in compliance with Sanctions laws and regulations. No Action by or before any Governmental Entity with respect to any such Sanctions is pending or threatened.

(m) The Company has made available to Parent a true and complete copy of each Adviser’s compliance policies and procedures (“Compliance Manual”). Each Adviser’s Compliance Manual is reasonably designed to prevent violations of the Advisers Act, as required by Rule 206(4)-7 under the Advisers Act. Except as disclosed in any compliance reports issued by the Chief Compliance Officer, there have been no material violations or allegations of material violations of each Adviser’s Compliance Manual.

(n) Neither the Advisers, the Company, nor any “covered associate” thereof has made a “contribution” or “coordinated” or “solicited” a “contribution” to an “official” of a “government entity” (as such terms are defined in Rule 206(4)-5 of the Investment Advisers Act) that would disqualify or otherwise prevent an Adviser from providing investment advisory services for compensation to such government entity (pursuant to Rule 206(4)-5 of the Investment Advisers Act).

Section 3.20 Public Funds.

(a) The Advisers serve as investment adviser or sub-adviser to the registered investment companies listed on Section 3.20 of the Company Disclosure Letter (each, a “Public Fund”). No Public Fund has an investment adviser, a general partner, managing member or equivalent Person other than an Adviser. As to each Public Fund, there has been in full force and effect an Investment Advisory Contract at all times that any Adviser was performing investment management services for such Public Fund, and each such Investment Advisory Contract pursuant to which any Adviser has received compensation respecting its activities in connection with any of the Public Funds was duly approved in all material respects in accordance with all applicable Laws. Each Adviser is in compliance in all material respects with the Investment Advisory Contracts, and has been in compliance in all material respects with the Investment Advisory Contracts, since their applicable effective dates.

(b) There are no special restrictions, consent judgments or orders of any Governmental Entity on or with regard to any Public Fund currently in effect.

(c) Each Public Fund is duly organized, validly existing and in good standing in the jurisdiction in which it is organized and has all requisite power and authority to conduct its business in the manner and in the places where such business is currently conducted, except where the failure to be in good standing in a jurisdiction other than its jurisdiction of formation or incorporation would not, individually or in the aggregate, have a Material Adverse Effect. Each such Public Fund is and has been, since its inception, engaged solely in the business of an investment company. Since inception, each such Public Fund has been a duly registered investment company or a portfolio series thereof in compliance in all material respects with the Investment Company Act of 1940, as amended (“Investment Company Act”) and duly registered or licensed and in good standing under the laws of each jurisdiction in which such qualification is necessary. Since their initial offering, shares of each such Public Fund have been duly qualified for sale under the securities Laws of each jurisdiction in which they have been sold or offered for sale at such time or times during which such qualification was required. The offering and sale of shares, as applicable, of each such Public Fund have been registered under the Securities Act or were exempt from registration under the Securities Act during such period or periods for which such registration is required; the related registration statement has become effective under the Securities Act (if applicable); no stop order suspending the effectiveness of any such registration statement has been issued and no Actions for that purpose have been instituted or, are contemplated; and neither such registration statement nor any amendments thereto contained at the time such registration statement or amendment became effective, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of the current registration statement of each such Public Fund under the Investment Company Act and under the Securities Act (if applicable) have been made available to Parent. All of the outstanding shares, as applicable, of capital stock of each such Public Fund are duly authorized, validly issued, fully paid and non-assessable, and none of such shares, as applicable, has been issued in violation of any applicable Laws.

(d) (i) Each Public Fund has timely filed all material reports, filings, registration statements and other documents, together with any amendments required to be made with respect thereto, which were required to be filed with any Governmental Entity (the “Public Fund Regulatory Documents”), and has paid all fees and assessments due and payable in connection therewith, and (ii) as of their respective dates, each of the Public Fund Regulatory Documents complied in all material respects with the requirements of all applicable Laws applicable to them, and none of the Public Fund Regulatory Documents or related prospectuses or offering memorandum, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Adviser is advising, and since January 1, 2019 has advised, each Public Fund in compliance in all material respects with its respective prospectuses or offering memoranda.

(e) None of the Advisers, or any Person who is an “affiliated person” (as defined in the Investment Company Act) or any other “interested person” (as defined in the Investment Company Act) of any Adviser, receives or is entitled to receive any compensation directly or indirectly from: (i) any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Public Funds, other than (x) bona fide compensation as principal underwriter for any of the Public Funds or as broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder or (y) the receipt of brokerage and research services in compliance with Section 28(e) of the Exchange Act; or (ii) any of the Public Funds or their security holders for other than bona fide investment advisory, administrative or other services. Where required by applicable Law, accurate and complete disclosure of all such compensation arrangements has been made in the registration statement of the Public Funds filed under the federal securities Laws.

(f) The Company has made available to Parent true and complete copies of the audited financial statements, prepared in accordance with GAAP, of each Public Fund for the past three (3) fiscal years (or such shorter period as such Public Fund shall have been in existence), and unaudited financial statements, prepared in accordance with GAAP, of each such Public Fund for the most recent fiscal period available (each hereinafter referred to as a “Public Fund Financial Statement”). Each of the Public Fund Financial Statements is consistent with the books and records of the related Public Fund and presents fairly in all material respects the consolidated financial position of the related Public Fund in accordance with GAAP, applied on a consistent basis (except as otherwise noted therein) at the respective date of such Public Fund Financial Statement and the results of operations and cash flows for the respective periods indicated.

(g) There is no Action pending or, to the knowledge of the Company, threatened in or before any Governmental Entity that is by or against any of the Public Funds, the Adviser thereto, or any officer or director thereof, relating to the activities of the Public Funds or any disqualification under Section 9(a) of the Investment Company Act, or any event which would require any Adviser to give an affirmative response to any of the questions in Item 11 of its Form ADV (or any similar or successor form), except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no judgments, injunctions, orders, rules or decrees outstanding against or affecting any of the Public Funds or any officer or director thereof relating to the activities of or affecting the Public Funds, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(h) No Adviser or, to the knowledge of the Company, any other manager, director, officer, partner, member, shareholder, owner or employee of any of the Advisers has (i) caused a securities transaction to be effected on behalf of a Public Fund that involved a directed brokerage arrangement that did not comply with all applicable Laws, or (ii) participated in or facilitated a revenue sharing arrangement based on the distribution of interests in, or on the assets of, a Public Fund that did not comply with all applicable Laws in all material respects.

(i) No Adviser has any express or implied understanding or arrangement that would reasonably be expected to impose an “unfair burden” (as defined in the Investment Company Act) on any Public Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

(j) The Public Funds have adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws by the Public Fund, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Public Fund. The Company has made available to Parent each annual report since January 1, 2017, of the Public Funds’ chief compliance officer required by Rule 38a-1 under the Investment Company Act to be provided to the board of directors or trustees, as applicable, of each such Public Fund.

Section 3.21 Broker-Dealer Matters.

(a) MNIS is (i) duly registered with the SEC as a broker-dealer under the Exchange Act, (ii) duly registered, licensed, or qualified as a broker-dealer or dealer, as the case may be, in each state or any other jurisdiction where the conduct of its business as a broker-dealer or dealer requires such registration, licensing, or qualification, and (iii) a member in good standing with FINRA. MNIS is, and since January 1, 2019 has been, in compliance in all material respects with all applicable provisions of the Exchange Act, the rules and regulations promulgated thereunder applicable to broker-dealers, and the applicable Laws of all jurisdictions in which it is required to be so registered or for which MNIS is relying on an exemption or exception from such registration, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. MNIS is in compliance in all material respects with all applicable rules, regulations and By-laws of FINRA and the terms of its current membership agreement with FINRA (and MNIS is not currently in the process of filing for an approval by FINRA of a “material change in business operations” with respect to its current membership agreement).

(b) MNIS is, and since January 1, 2019 has been, in compliance in all material respects with all applicable regulatory net capital and customer protection requirements, and no distribution or capital withdrawal of cash, securities or other assets, as contemplated under SEC or FINRA rules, is required or anticipated to be made by MNIS that will result in MNIS no longer being in compliance with such requirements, or that would result in MNIS being subject to an early warning notification under Exchange Act Rule 17a-11 or a filing, if applicable, under Exchange Act Rule 15c3-3(i), and no such distributions or withdrawals are otherwise contemplated prior to the consummation of the transaction(s) that are the subject of this Agreement. The Company has made available to Parent a true and complete copy of MNIS’s current Uniform Applications for Broker-Dealer Registration on Form BD (including all amendments thereto that are required to keep the Form BD current as required under applicable regulatory requirements) filed with the Central Registration Depository of FINRA (its “Form BD”), and all other membership agreements, broker-dealer registrations, qualifications or membership forms and applications (including all amendments thereto).

(c) MNIS has (i) all Permits necessary for it to carry on business as a duly licensed broker-dealer under the Exchange Act and (ii) all material Permits (including registration and qualifications) required under state broker-dealer Laws and regulations to conduct its business in the manner and places in which it currently conducts its business. All of the Permits referred to in the preceding sentence are in full force and effect.

(d) MNIS has established written policies and procedures reasonably designed to achieve compliance with (i) applicable FINRA rules, regulations and by-laws (ii) the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which it is a member, and (iii) federal, state, and foreign securities Laws and regulations (collectively, the “Compliance Policies”), including those relating to anti-money laundering, advertising, customer/public communications, licensing, sales practices, market conduct, outside business activities, maintenance of net capital, customer protection, supervision, books and records, risk assessment and continuing education. Complete and correct copies of the Compliance Policies have been made available to Parent. The Compliance Policies comply with applicable Law in all material respects.

(e) MNIS’s directors, officers, employees, Associated Persons, agents and independent contractors who are required to be registered, licensed or qualified with any Governmental Entity as a registered principal or registered representative are duly and properly registered, licensed or qualified as such and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except for such failures to be so registered or to have such registration in full force and effect that would not be, individually or in the aggregate, material to the Company or its Subsidiaries. MNIS’s directors, officers, employees, Associated Persons, agents and independent contractors who are not required to be registered or licensed with any Governmental Entity, but who are required to be fingerprinted under applicable Law and otherwise qualified with a Governmental Entity, are duly and properly fingerprinted or qualified, except for such failures to be so fingerprinted or qualified that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) The Company has made available to Parent true and complete copies of all FOCUS Reports, annual audited financial reports, and related exemption or compliance reports, that MNIS was required to file with the SEC, FINRA and applicable states for the past three years, and all preliminary and final examination reports, and MNIS’s written responses thereto, of the SEC, FINRA or any Governmental Entity, involving, or relating to, MNIS for the past three years. The Company is not currently subject to an examination by a Governmental Entity and has not been notified of any upcoming examination.

(g) (I) Except as disclosed on any Form BD or any Form U4 filed prior to the date of this Agreement, neither MNIS nor any of its employees or Associated Persons, including any “control affiliate” as defined in Form BD (“Control Affiliate”) or any “associated person” as defined in FINRA rules, regulations or by-laws are (i) ineligible to serve as broker-dealers or Associated Persons of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), (ii) are subject to any event that could result in action by the SEC under Section 15(b)(4) or (b)(6) of the Exchange Act, or (iii) are or have been subject to a disqualification that would be a basis for censure or denial, suspension or revocation of MNIS’s memberships in FINRA or MNIS’s registration as a broker-dealer under Section 15 of the Exchange Act or under the applicable Laws of any state or other jurisdiction, or which would create a presumption of denial of a Form CMA under FINRA Rule 1017, and (II) there is no Action pending or, to the knowledge of the Company, threatened, that would reasonably be expected to result in any of the foregoing.

(h) MNIS is not, and since January 1, 2019 has not been, required to be registered, qualified or licensed as an investment adviser under the Advisers Act, any State securities law or other applicable Law, and MNIS is not, and since January 1, 2019 has not been, required to be registered, qualified or licensed as a bank, trust company, commodity broker-dealer, commodity pool operator, commodity trading adviser, real estate broker, insurance company, insurance broker, or futures commission merchant or introducing broker, in each case, with any Governmental Entity, including the Commodity Futures Trading Commission and the National Futures Association.

Section 3.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subs set forth in Section 4.10, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under of any state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

Section 3.23 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof and for any intercompany agreements, as of the date hereof, solely as between the Company and one of more of its Subsidiaries, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than PJT Partners LP, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 Opinion of Financial Advisor. The Company Board has received the opinion of PJT Partners LP, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than holders of Rollover Shares) in the Company Merger is fair, from a financial point of view, to such holders.

Section 3.26 Data Protection and Privacy.

(a) The Company has established an Information Security Program that is appropriately implemented and maintained, and there have been no material violations of the Information Security Program. The Company has assessed and tested its Information Security Program on a no less than annual basis and remediated all critical risks and vulnerabilities. To the knowledge of the Company, the IT Systems currently used by the Company are in good working condition in all material respects, do not contain any Malicious Code or defect, and operate and perform in all material respects as necessary to conduct the business of the Company. Except as would not be material, all Company Data will continue to be available for Processing by the Company following the Closing Date on substantially the same terms and conditions as existed immediately before the Closing Date.

(b) The Company complies and with respect to the Processing of Company Data, to the knowledge of the Company, the Company’s Data Processors comply, and since January 1, 2019, have complied, in all material respects with Company Privacy Policies and the Privacy Requirements. To the extent required by Privacy Requirements or Company Privacy Policies, (i) Personal Data is Processed by the Company and its Data Processors in an encrypted manner, (ii) Personal Data is accessible via multi-factor authentication, and (iii) Personal Data is securely deleted or destroyed by the Company and its Data Processors when no longer needed for legitimate business purposes. The Company has not sold (as defined by the California Consumer Privacy Act of 2018), and does not sell, any Personal Data to Persons or other third parties. To the knowledge of the Company, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy Requirements or Company Privacy Policies. Where the Company uses a Data Processor to Process Personal Data, the Data Processor has provided contractual representations concerning privacy, confidentiality, and security measures, and has agreed to comply with those obligations in a manner sufficient for the Company’s compliance with Privacy Requirements.

(c) The Company has not suffered and is not suffering, and, to the knowledge of the Company, the Company’s Data Processors have not suffered and are not suffering, a Security Incident, they have not been and are not required to notify any Person or Governmental Entity of any Security Incident, and they have not been and are not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any IT Systems. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened Security Incident or cyberattack, including, but not limited to a ransomware attack or a denial-of-service attack. The Company has not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Entity or any Person alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any Action relating to noncompliance with Privacy Requirements or the Company’s processing of Personal

Data. The Company is not in material breach or default of any Contracts relating to its IT Systems or to Company Data and, except as would not be material, does not transfer Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.

Section 3.27 No Debt. As of the date hereof, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money.

Section 3.28 Trust and Fiduciary Activities; Trust Company Capital. The Trust Company has all requisite power and authority to exercise fiduciary powers under applicable Law necessary to conduct its business. Since January 1, 2019, the Trust Company has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable Laws. Neither the Trust Company nor any of its current or former directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account. The Trust Company currently complies, and since January 1, 2019 has complied, with all applicable regulatory capital requirements and is not less than adequately capitalized or otherwise subject to any regulatory capital plan, directive, order or other supervisory action.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered in connection with this Agreement, each of Parent and each Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, either Merger Sub or any other Person resulting from the distribution to Parent or Merger Subs, or Parent’s or Merger Subs’ use of, any such other information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subs in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and the Merger Subs, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Parent and each Merger Sub (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or either Merger Sub of its obligations under this Agreement or the consummation of the Mergers or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws or equivalent governing documents of each of Parent and each Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor either Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or equivalent governing documents in any material respect.

Section 4.2 Authority. Each of Parent and each Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated hereby have been duly authorized by the boards of directors (or equivalent body) of Parent and Merger Subs, and no other corporate or similar proceedings on the part of Parent or Merger Subs are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Company Merger, to the filing of the Certificate of Company Merger with the Secretary of State of the State of Delaware as required by the DGCL and in the case of the consummation of the LLC Merger, to the filing of the Certificate of LLC Merger with the Secretary of State of the State of Delaware as required by the DLLCA. This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company and Group LLC, constitutes a valid and binding obligation of Parent and each Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Subs, and the consummation by Parent and Merger Subs of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent governing documents of Parent or either Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or either Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Subs, and the consummation by Parent and Merger Subs of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act, (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange or any other applicable self-regulatory organization, including FINRA, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Mergers as required by the DGCL and the DLLCA, and (v) the filings or notices required by, and any consents, or approvals required from the New Hampshire Banking Department.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Subs for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Subs make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, ruling writ, award or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Subs.

(a) Corp Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Company Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Corp Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Corp Merger Sub is, and at the Company Merger Effective Time will be, owned directly or indirectly by Parent.

(b) LLC Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the LLC Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. Corp Merger Sub is the sole member of LLC Merger Sub.

Section 4.7 Financing.

(a) Parent has provided to the Company a true and complete copy of a fully executed Equity Commitment Letter pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein as Equity Financing (the Equity Financing together with the Debt Financing, the “Financing”). The obligation of the Equity Financing Sources to fund the commitments under the Equity Commitment Letter is not subject to any condition that is not set forth expressly in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter (i) has not been amended or modified and the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, and no such amendment, modification, withdrawal, termination or rescindment is contemplated, (ii) is in full force and effect and constitutes the legal, valid and binding obligation of Parent and each Equity Financing Source (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and (iii) there are no other Contracts, agreements or side letters to which Parent, Merger Subs or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b) Parent has provided to the Company true and complete copies of the fully executed debt commitment letter, dated as of the date hereof (together with any related exhibits, schedules, annexes, supplements, term sheets and other agreements and the Debt Fee Letter, the “Debt Commitment Letter”), between Parent and the Lender-Related Parties party thereto (such Persons that are party thereto, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide all or a portion of the commitments set forth therein for the purposes of financing the Mergers and related fees and expenses (the “Debt Financing”), together with the fee letter referenced in the Debt Commitment Letter (the “Debt Fee Letter”) (except that the fee amounts, other economic terms, “market flex” provisions and other customary provisions (none of which would adversely affect the availability of the Required Amount on the Closing Date or conditions to receipt of the Debt Financing) set forth therein have been redacted).

Section 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Equity Financing Source has delivered to the Company the duly executed Limited Guarantee. The execution, delivery and performance of the Limited Guarantee by the Equity Financing Source, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite action by the Equity Financing Source, and no other proceedings on the part of the Equity Financing Source are necessary to authorize the execution, delivery or performance of the Limited Guarantee by the Equity Financing Source. The Limited Guarantee has been duly and validly executed and delivered by the Equity Financing Source and, assuming proper authorization and execution of such Limited Guarantee by the other parties thereto, is in full force and effect and constitutes a legal, valid and binding obligation of the Equity Financing Source, enforceable against the Equity Financing Source in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Mergers or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Corp Merger Sub (which shall have occurred prior to the Company Merger Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Corp Merger Sub necessary to approve this Agreement or the Company Merger or the other transactions contemplated hereby. The vote or consent of Corp Merger Sub as the sole member of LLC Merger Sub (which shall have occurred prior to the LLC Merger Effective Time) is the only vote or consent of the holders of any class or series of membership interests or units of LLC Merger Sub necessary to approve this Agreement or the LLC Merger or the other transactions contemplated hereby.

Section 4.10 Ownership of Shares. Neither Parent nor either Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement and the Rollover Agreements.

Section 4.11 Brokers. Except for Wells Fargo Securities, LLC and Aviditi Financial, LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 4.12 Statutory Disqualification. None of Parent, either Merger Sub, any of Parent’s Affiliates, or any of such persons’ respective Associated Persons (including any Control Affiliates), are currently subject to a “statutory disqualification” (as such term is defined in the Exchange Act), and there is no investigation pending or, to the knowledge of Parent, either Merger Sub, or any of Parent’s Affiliates, threatened against Parent, either Merger Sub, or any of Parent’s Affiliates or any of their respective Associated Persons (including any Control Affiliates), whether formal or informal, that is reasonably likely to result in a statutory disqualification, or suspension or revocation of the registration of Parent, either Merger Sub, or any of Parent’s Affiliates as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or under applicable State blue sky Laws or foreign Laws. No fact relating to Parent, either Merger Sub, or any of Parent’s Affiliates or, to the knowledge of Parent, either Merger Sub, or any of Parent’s Affiliates, any Control Affiliate thereof requires any response in the affirmative to any question in Item 11 of Form BD.

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered in connection with this Agreement, the Company acknowledges that none of Parent, Merger Subs or any other Person on behalf of Parent or Merger Subs makes any other express or implied representation or warranty with respect to Parent or Merger Subs or with respect to any other information provided to the Company.

Section 4.14 Access to Information. Each of Parent and each Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and each Merger Sub further acknowledges and agrees that none of the Company, Group LLC or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and each Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and each Merger Sub are familiar, that Parent and each Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and each Merger Sub will have no claim against the Company, Group LLC or any of their stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto except as expressly set forth in Article III or in any certificate delivered in connection with this Agreement.

Section 4.15 COVID-19 and Related Matters. Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that in making any determination as to whether the Company or its Subsidiaries have discharged their obligations to operate in the “ordinary course of business” or use “commercially reasonable efforts” or similar covenants under this Agreement, any actions or omissions shall be assessed based on what is required or practicable or reasonable in the circumstances created or influenced by COVID-19 or any Public Health Measures.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Company Merger Effective Time, except (i) as permitted by this Agreement, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law (including any Public Health Measures) or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business in all material respects; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Company Merger Effective Time, except (w) as permitted by this Agreement, (x) as disclosed in Section 5.1(b) of the Company Disclosure Letter, (y) as required by applicable Law (including any Public Health Measures) or for commercially reasonable actions taken in response to any Public Health Measures or COVID-19, or (z) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation, certificate of formation, bylaws, operating agreement, or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, LLC Units, membership interests or other equity interests (including any Company Stock Options or Company RSUs, any other options to purchase Shares, restricted stock or restricted stock units, or any other equity incentive grants or awards), or grant to any Person any right to acquire any of the same, except (A) issuances of Shares pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards outstanding as of the date hereof (and in any event only then in accordance with the terms of such instruments) or (B) issuances of Shares in connection with the vesting of the Company RSUs outstanding as of the date hereof;

(iii) declare, set aside, make or pay any dividend or other distribution or capital withdrawal, payable in cash, stock, property or otherwise, with respect to any of its capital stock or LLC Units (except for (x) regular quarterly cash dividends on the Shares consistent with past practice not to exceed $0.05 per share per quarter, (y) required distributions from Group LLC to its members in accordance with Sections 5.10 and 5.11 of the Group Operating Agreement; or (z) any dividend or distribution by a Subsidiary of Group LLC to another Subsidiary of Group LLC; provided, that no such dividend or distribution shall be declared or paid by the Trust Company if it would result in the Trust Company failing to satisfy any applicable regulatory capital requirements);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock, units or interests of the Company or its Subsidiaries (except in connection with the cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or settlement of Company RSUs or other awards or obligations outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its or its Subsidiaries’ capital stock, units or interests;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than purchases of inventory and other assets and other investments made in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts;

(vi) other than in the ordinary course of business, (A) enter into any Contract that would have been considered a Material Contract if entered into prior to the date hereof, or (B) materially and adversely amend, renew, waive any material right under, or terminate any Material Contract;

(vii) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii) (A) make any loans, advances or capital contributions to any other Person (other than to a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company for the sole benefit of its Subsidiaries);

(ix) form any new Subsidiary;

(x) except to the extent required by applicable Law (including Section 409(A) of the Code) or any Company Plan or other arrangement in effect as of the date hereof, (A) increase the compensation or benefits of (x) any director or executive officer of the Company or any of its Subsidiaries or (y) employee of the Company or its Subsidiaries whose annualized cash compensation is $150,000 or greater, (B) enter into, amend, modify, terminate or adopt any employment agreement or compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit or its employees or directors, (C) accelerate the vesting, payment or funding of, or the lapsing of restrictions with respect to, any compensation or benefits to any current or former employee, director, officer or other service provider, (D) grant any equity or equity-based awards, (E) loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business), (F) enter into any collective bargaining agreement or other Contract with a labor union, works council, employee association, or labor organization; (G) hire any employee (other than in replacement for a departing employee with substantially similar compensation) or terminate (other than for “cause” as determined by the Company or its Subsidiaries in its reasonable discretion in accordance with applicable Law) any employee of the Company or any of its Subsidiaries whose annualized cash compensation is $250,000 or greater; (H) conduct a mass layoff or reduction in force affecting a group of employees of the Company or any of its Subsidiaries; or (I) increase the total number of employees (including vacant positions) of the Company by more than 5% from the date hereof through the Closing;

(xi) implement or adopt any material change in its methods of accounting, except as appropriate to conform to required changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii) (A) compromise, settle or agree to settle any Action, or consent to the same, other than compromises, settlements or agreements in the ordinary course of business and that further involve only the payment of money damages (I) not in excess of $100,000 individually or $250,000 in the aggregate or (II) consistent with the reserves reflected in the Company’s balance sheet at December 31, 2021 or (B) commence any Action;

(xiii) cancel or terminate any material insurance policy;

(xiv) adopt or implement any stockholder rights plan or similar arrangement;

(xv) cancel or terminate any material Permit;

(xvi) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xvii) make, change or revoke any Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle or compromise any Tax liability or consent to any claim or assessment relating to a material amount of Taxes, initiate or enter into any voluntary disclosure, closing agreement or other Contract with a Governmental Entity relating to Taxes, or waive or extend the statute of limitations in respect of Taxes, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(xviii) agree to take any of the actions described in Section 5.1(b)(i) through 5.1(b)(xvii).

Section 5.2 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Company Merger Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. New York City time on the 40th day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an Acquisition Proposal, including by providing any information (including non-public information and data) relating to the Company or any of its Subsidiaries and affording access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources), pursuant to a confidentiality agreement on terms at least as restrictive in all material respects on such Person as those contained in the Confidentiality Agreement with respect to Callodine Group, LLC; provided, that no such confidentiality agreement shall be required to include “standstill” provisions (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”); provided, further, that the Company shall provide to Parent any material non-public information or data that is provided by the Company to any Person or its Representatives (including its potential financing sources) given such access that was not previously made available to Parent prior to (or substantially concurrent with) the time it is provided to such Person or Representative, and (ii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Company Board.

(b) Subject to the terms of Section 5.3(d), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company Merger Effective Time, the Company shall not, and shall instruct and cause each of its Subsidiaries and the respective Representatives of the Company and each of its Subsidiaries not to, directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.3(b), to refer the inquiring person to this Agreement), (iii) enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any letter of intent or agreement in principle) or similar Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to and in accordance with this Section 5.3(b)) (each an “Alternative Acquisition Agreement”), (iv) terminate, waive, amend or modify any provision of any existing confidentiality or standstill agreement with respect to a potential Acquisition Proposal (other than a limited waiver under any pre-existing confidentiality or similar agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company so long as the Company promptly (and in any event within 24 hours thereafter) notifies Parent thereof (including the identity of any such counterparty) after granting any such limited waiver), or (v) take any action to exempt any Person (other than Parent or Merger Subs) from any Takeover Law. On the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries to, and shall cause its and their Representatives to, (A) terminate all existing negotiations with any Person or any of its Representatives (other than Parent or any of its Representatives) with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) request the prompt return or destruction of all non-public information or data furnished prior to the date hereof to any Person or any of its Representatives with respect to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and (C) immediately terminate all physical and electronic data room access granted to any such Person or any of its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to (and following receipt by the Company of) an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3(b) and that the Company Board determines in good faith, based on the information then available and after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation (the “Company Financial Advisor”), constitutes, or is reasonably likely to lead to, a Superior Proposal (x) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that (i) any non-public information or data provided to any such Person shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrent with the time that it is provided to such Person and (ii) no non-public information or data with respect to Parent, any Equity Financing Source or any of their respective Affiliates shall be provided to any such Person; and (y) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Company Merger Effective Time, the Company shall promptly (and in any event within 24 hours of receipt thereof) advise Parent orally and in writing of its receipt of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms (including pricing and sources and terms of financing) of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(c) Except as provided in Section 5.3(d) or Section 5.3(e), from and after the date hereof until the earlier of the Company Merger Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Article VII, the Company Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to reaffirm the Company Board Recommendation within 10 days after receipt of a written request from Parent to do so (which requests under this clause (iii) shall be limited to no more than once every 30 days and no more than two requests in the aggregate), (iv) after receipt of any Acquisition Proposal that has been publicly disclosed, fail to recommend against any Acquisition Proposal within 10 days after receipt of a written request from Parent to do so, (v) fail to include the Company Board Recommendation in the Proxy Statement, or (vi) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within 10 Business Days after it is announced (each such action set forth in this Section 5.3(c) being referred to herein as an “Adverse Recommendation Change”).

(d) Notwithstanding anything in this Section 5.3, following receipt of a written Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 5.3 and that the Company Board determines in good faith (after consultation with the Company Financial Advisor and outside counsel) constitutes a Superior Proposal, the Company Board may, at any time prior to receipt of the Company Stockholder Approval, (x) make an Adverse Recommendation Change in favor of such Superior Proposal or terminate this Agreement pursuant to and in accordance with Article VII to enter into a definitive acquisition agreement with respect to such Superior Proposal, and/or (y) authorize, resolve, agree or propose publicly to take any such action, in the case of each of clause (x) and (y) if all of the following conditions are met:

(i) The Company (or the Company Board) shall have (A) notified Parent in writing, at least four Business Days prior to taking such action (the “Notice Period”), which notice shall state (x) that the Company has received a written Acquisition Proposal that the Company Board has determined in good faith (after consultation with the Company Financial Advisor and outside counsel) constitutes a Superior Proposal, (y) the material terms and conditions of such Superior Proposal (including the consideration relating thereto and the identity of the Person or group making such Superior Proposal) and including copies of the current drafts of all material agreements between the Company and the Person or group making such Superior Proposal as well as copies of any material Contracts, or drafts thereof (including those relating to the sources of financing therefor) received from the third party making such Superior Proposal to the extent in the possession of the Company (it being understood and agreed that such notice or the public disclosure by the Company of such notice shall not in and of itself constitute an Adverse Recommendation Change), and, (z) that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement to enter into a definitive acquisition agreement with respect to such Superior Proposal, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement, (x) negotiated with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal proposed by such Person or group no longer constitutes a Superior Proposal and (y) taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice in determining whether to make an Adverse Recommendation Change or whether to terminate this Agreement; and

(ii) The Company Board shall have determined, after 11:59 p.m. New York City time on the last day of the Notice Period, in good faith (after consultation with the Company Financial Advisor and outside counsel and after giving effect to any adjustments proposed by Parent in writing during the Notice Period) that in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that failure to so terminate this Agreement or make an Adverse Recommendation Change, as applicable, would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, that in the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for three Business Days instead of four Business Days).

(e) Notwithstanding anything to the contrary set forth in Section 5.3, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to receipt of the Company Stockholder Approval, make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company (or the Company Board) shall have (A) provided to Parent four Business Days’ prior written notice (the “Intervening Event Notice Period”), which notice shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, engaged in good faith with Parent (to the extent Parent wishes to engage) during such Intervening Event Notice Period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel and the Company Financial Advisor, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or other disclosure required to be made in the Proxy Statement by applicable Law or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, that this Section 5.3(f) shall not be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change except in accordance with Section 5.3(e).

(g) Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement or partnership agreement (including any binding letter of intent or agreement in principle) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) before this Agreement has been validly terminated pursuant to and in accordance with Article VII.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its Subsidiaries that generate 20% or more of the revenues or net income or that represent 20% or more of the consolidated total assets of the Company and its Subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 20% or more of any class of capital stock, units, membership interests or other equity securities or voting power of the Company or of Group LLC, in each case other than the transactions contemplated by this Agreement.

(ii) “Intervening Event” means a material event, change or development relating to the Company and its Subsidiaries, taken as a whole, first occurring after execution of this Agreement that (A) was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement, which event, change or development becomes known to, or reasonably foreseeable by, the Company Board prior to the Company Stockholders Meeting and (B) does not relate to an Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal; provided, that that “Intervening Event” shall exclude any event, change or development to the extent (i) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries, (ii) relating to changes in the price of the Shares, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition), (iii) relating to the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (iv) relating to Parent or any of its Affiliates.

(iii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that the Company Board has determined in good faith (after consultation with the Company Financial Advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty, the likelihood and anticipated timing of consummation, and all other financial, legal, regulatory and other aspects of such proposal) that if consummated, would be more favorable to the stockholders of the Company, from a financial point of view, than the Company Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal).

Section 5.4 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall, with the assistance of Parent, prepare the Proxy Statement and, promptly following the No-Shop Period Start Date, file the Proxy Statement with the SEC and (ii) the Company, on the one hand, and Parent and the Merger Subs, on the other hand, shall jointly prepare and, promptly following the No-Shop Period Start Date, file with the SEC the Schedule 13E-3. Parent, the Merger Subs and the Company will cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3. Without limiting the generality of the foregoing, each of Parent and each Merger Sub will furnish to the Company, and the Company will furnish to Parent, the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and the Schedule 13E-3. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 as promptly as practicable after receipt thereof. Each of Parent, Merger Subs and the Company agree to correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 which shall have become false or misleading, and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction if they have already been mailed to the Company’s stockholders.

(b) The Company shall, as promptly as practicable after the receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the Company from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Schedule 13E-3, and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement or the Schedule 13E-3 or responding to any comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give good faith consideration to including in such document or response any comments reasonably proposed by Parent.

(c) The Company will, in coordination with Parent, as promptly as reasonably practicable in accordance with applicable Law and the Company Charter and Company Bylaws, take all action necessary or appropriate to establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene, a meeting of the holders of Shares for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”). Without limiting the foregoing, the Company, acting through the Company Board, shall, no later than the fifth Business Day following the clearance of the Proxy Statement by the SEC (or, if earlier, such date that the SEC advises that the Company may commence mailing the Proxy Statement), unless the Company and Parent agree in writing otherwise, (i) file the Proxy Statement in its definitive form with the SEC, and (ii) cause the definitive Proxy Statement to be mailed to the holders of the Shares. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.3(d) or Section 5.3(e), the Proxy Statement as so filed and mailed shall include the recommendation of the Company Board that the holders of the Shares vote in favor of the approval of this Agreement and the Company Merger. Further, unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.3(d) or Section 5.3(e) hereof, the Company will solicit from the holders of its Shares proxies in favor of the adoption of this Agreement and approval of the Company Merger and use reasonable best efforts to take all other actions necessary or advisable to secure the vote or consent of the holders of its Shares required by applicable Law to obtain such approval. The Company will use commercially reasonable efforts to hold the Company Stockholders Meeting no less than 35 days and no more than 50 days after the mailing of the Proxy Statement. Without the prior written consent of Parent, the approval of the Company Merger shall be the only matter that the Company shall propose to be acted on by the holders of the Shares at the Company Stockholders Meeting (other than matters of procedure and matters required by applicable Law, including a “say-on-golden parachute” advisory vote regarding merger-related compensation and a customary proposal regarding the adjournment of the Company Stockholders Meeting). The Company shall cooperate with and upon request, keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law. The Company shall not convene any meeting of the stockholders other than the Company Stockholders Meeting (at which only those matters specifically enumerated in the sixth sentence of this Section 5.4(c) shall be considered) or the Company’s 2022 Annual Meeting of Stockholders (at which, unless otherwise required by the Company Charter or Company Bylaws, only a customary proposal regarding elections of directors and a customary proposal regarding ratification of auditors shall be considered), unless in either case prior thereto this Agreement is validly terminated in accordance with Article VII. Notwithstanding any Adverse Recommendation Change, the Company shall nonetheless submit the Company Merger to the holders of Shares for approval at the Company Stockholders Meeting unless this Agreement is validly terminated in accordance with Article VII prior to the Company Stockholders Meeting; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this Agreement shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Stockholder Approval, other than mailing the Proxy Statement to the Company’s stockholders and the collection of such votes.

(d) The Company may adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) if, on a date for which the Company Stockholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Stockholder Approval, solely for the purpose of soliciting additional proxies and votes in favor of the Company Stockholder Approval, or (iii) if the failure to adjourn the Company Stockholders Meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable Law, or be required for the distribution of any required supplement or amendment to the Proxy Statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law. If requested by Parent, the Company shall adjourn the Company Stockholders Meeting for a period of up to ten days (provided, that Parent shall only make up to one (1) such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the Company Stockholders Meeting) if, on a date for which the Company Stockholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Stockholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Company Stockholder Approval.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Company Merger Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and representatives to, afford to Parent reasonable access during normal business hours, consistent with applicable Law (including any Public Health Measures), to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating, Tax and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or such Subsidiary or (iii) otherwise violate any applicable Law; provided, that with respect to clauses (i) through (iii) above, the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in any such breach, waiver, jeopardy or violation, as applicable.

(b) Each of Parent and each Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or either Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated August 18, 2021, between Callodine Group, LLC and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 5.6 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers and the taking of such actions as are necessary to obtain any requisite consent or expiration of any applicable waiting period under the HSR Act; (ii) causing the preparation and filing of all forms, registrations and notices required to be filed with any other Governmental Entity (including state governments and the New Hampshire Banking Department) or self-regulatory organization, including NYSE and FINRA, to consummate the Mergers, (iii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity or self-regulatory organization challenging this Agreement or the consummation of the Mergers; and (iv) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the provisions of Section 5.6(a), (i) each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than ten Business Days from the date of this Agreement an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other regulatory filings, consents and notices related to the HSR Act, and (ii) as promptly as practicable following the date hereof, each of the parties shall prepare and file all filings, consents and notices required by any other Governmental Entity or self-regulatory organization. Notwithstanding Section 7.3(a), Parent shall pay all filing fees and other charges for the filings by the Company and Parent required by any Governmental Entity or self-regulatory organization (including under the HSR Act).

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a second request for information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other regulatory filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) to the extent permitted by Law or Governmental Entity, promptly notifying each other of any substantive communications from or with any Governmental Entity with respect to the matters set forth in this Section 5.6 and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect thereto;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws;

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement; and

(vi) promptly notifying the other party of any substantive written communications with any Governmental Entity relating to the transactions contemplated hereby, including related to any non-routine regulatory examination, audit or investigation, or otherwise related to the business and operations of the Company and its Subsidiaries.

(e) In addition, Parent shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.6 shall include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its controlled Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Company Merger Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries; and (iv) licensing, holding separate or entering into similar arrangements with respect to its assets or the assets of the Company or the conduct of its business or terminating existing relationships and contractual rights and obligations; in each case as a condition, and subject, to obtaining any and all expirations of waiting periods under the HSR Act or consents from any Governmental Entity under the Antitrust Laws.

(f) Each of Parent and the Company will, and will cause their respective Affiliates to, (A) provide such assistance, information and cooperation to each other as is reasonably required to obtain the approval or non-objection of, or make notice filings with, such Governmental Entities, including FINRA with respect to the MNIS CMA (which assistance and cooperation may include participation in any membership interviews as may be required by FINRA as well as adhering to any time limitations or time requirements imposed by FINRA for any applications, notices and filings), and (B) provide each other with a reasonable opportunity to review any applications, notices or other filings proposed to be made in connection with obtaining such approvals or non-objections, or making such notice filings (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each of Parent and the Company will notify the other promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any application, notice or other filing with such Governmental Entity and will supply the other party with copies of all material correspondence between such party or any of its affiliates, officers, directors, members, employees, representatives or agents or accounting, financial or legal advisors, on the one hand, and any Governmental Entity, on the other hand, in connection with obtaining such approvals or non-objections or making such notice filings; provided, that such disclosure is permitted under applicable Law. If the MNIS CMA is not formally approved in writing by FINRA prior to the 31st day following the date that FINRA has deemed the CMA to have been filed with FINRA (unless FINRA has notified MNIS that the CMA is subject to “fast track” review), then MNIS or its representatives shall notify (in writing and at least five (5) Business Days prior to the anticipated Closing Date) the FINRA Membership Application Program that the parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1).

(g) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(h) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(i) The Company shall obtain, or cause to be obtained, the LLC Unitholder Approval within three (3) Business Days of the date of this Agreement.

Section 5.7 Employment and Employee Benefits Matters; Other Plans.

(a) With respect to each individual who is employed by the Surviving Corporation or one of its Subsidiaries immediately following the Closing (each, a “Company Employee”), Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Company Merger Effective Time and ending on the first anniversary thereof, to maintain for any Company Employee (i) base salary or wage rate and target annual cash bonus and commission opportunities that are no less favorable in the aggregate than the base salary or wage rate and target annual cash bonus and commission opportunities to which such Company Employee was entitled immediately prior to the Company Merger Effective Time, and (ii) employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) that are substantially similar in the aggregate to the overall employee benefits (excluding, for the avoidance of doubt, any defined benefit, retiree welfare or life insurance, or equity incentive benefit) to which such Company Employee was entitled immediately prior to the Company Merger Effective Time.

(b) As of and after the Company Merger Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Company Merger Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Company Merger Effective Time. Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to recognize such service to the extent doing so would result in the duplication of benefits. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall, or shall cause its applicable Subsidiary (including the Surviving Corporation) to (i) cause there to be waived any pre-existing condition exclusions or actively-at-work requirements of such Parent Plans for each Company Employee and their covered dependents and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to eligible expenses incurred by Company Employees during the portion of the plan year of the corresponding Company Plan ending on the date such Company Employee’s participation in the corresponding Company Plan ends as if such amounts had been paid in accordance with the applicable Parent Plan.

(c) From and after the Company Merger Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Company Merger Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Company Merger Effective Time pursuant to outstanding deferred compensation or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) obligate Parent or the Surviving Corporation or any of their respective subsidiaries to adopt or maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending, modifying or terminating any benefit plan or arrangement, (iv) limit the right of Parent or the Surviving Corporation (or any Subsidiary thereof) to terminate the employment or service of any employee or service provider following the Closing at any time or for any or no reason, or (v) confer upon any Company Employee any right to employment or continued employment with Parent, its Subsidiaries, or the Surviving Corporation, or to any particular term or condition of employment with Parent, its Subsidiaries, or the Surviving Corporation. Nothing herein is intended to provide any current or former employee, director, officer, or natural person independent contractor of Parent, the Surviving Corporation, or any of their respective Subsidiaries or affiliates with any third party beneficiary rights under this Agreement.

Section 5.8 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.9 Client Consents.

(a) Public Funds.

(i) The Company will cause the Advisers to use their reasonable best efforts to obtain, as promptly as practicable following the date of this Agreement (but no later than 30 days following the date hereof), the approval of the applicable Public Fund board of directors of, and to solicit (by hiring a proxy solicitor) the approval of the unitholders or interest holders, as applicable, of each Public Fund (“Fund Shareholder Approval”) of, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, a new advisory contract for such Public Fund to be effective as of the Closing with such agreement containing terms (including fees and other economic terms), taken as a whole, that are no less favorable in the aggregate than the terms of the existing advisory contract between such Public Fund and the Company, with the exception of its effective and termination dates.

(ii) Without limiting the provisions of Section 5.9(a)(ii), subject in each case to the requirements of applicable Law and the fiduciary duties of the Advisers and each applicable Public Fund board of directors, in connection with any proxy materials prepared for distribution in connection with obtaining Fund Shareholder Approval, Parent shall be given, and have the right to review, in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the unitholders or interest holders, as applicable, of any Public Fund and to promptly (1) review information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials and (2) provide reasonable comments on such material, and each Adviser, as applicable, (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund board of directors) shall use consider such comments in a commercially reasonable manner.

(iii) Promptly following the date hereof, the Company shall use reasonable best efforts to cause each Adviser to cause each Public Fund then engaged in an offering of its units or interests, as applicable, to (A) file supplements to its prospectus or offering memorandum forming a part of its registration statement then currently in use, which supplements or amendments shall reflect changes as necessary in such Public Fund’s affairs as a consequence of the transactions contemplated under this Agreement, and (B) make any other filing necessary under any applicable Law to satisfy disclosure requirements to enable the distribution of the units or interests, as applicable, of that Public Fund to continue. Parent shall have the right to review and to provide reasonable comments on such materials to the same extent as provided in Section 5.9(a)(ii).

(b) Other Clients.

(i) If consent is required by applicable Law or by the Investment Advisory Contract of any Client (other than a Public Fund) for the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such Client resulting from the consummation of the transactions contemplated by this Agreement, as promptly as practicable following the date of this Agreement (but no later than 30 days following the date hereof), an Adviser or the Trust Company, as applicable, will send a written notice (“Transaction Notice”) informing each such Client of the transactions contemplated by this Agreement and requesting the written consent of such Client to the “assignment” (as defined in the Advisers Act) or continuation of the Investment Advisory Contract with such Client in the case of each such Client who is party to an Investment Advisory Contract which does not terminate (or give rise to a termination right thereunder) (by its terms and/or under applicable Laws) as a result of the consummation of the transactions contemplated hereby.

(ii) With respect to any Client (other than a Public Fund) party to an Investment Advisory Contract whereby consent other than written consent is permitted under applicable Law and such Investment Advisory Contract (a “Negative Consent Client”), if no such written consent is received within 30 days after the date of delivery of the Transaction Notice, each Adviser or the Trust Company will as promptly as reasonably practicable thereafter (and in any event no more than five days thereafter) send a second written notice to such Client (a “Negative Consent Notice”), informing such Client: (A) of the intention to complete the transactions contemplated by this Agreement, which will result in an “assignment” (as defined in the Advisers Act); (B) of the intention of the applicable Adviser or the Trust Company to continue to provide the advisory services pursuant to the existing Investment Advisory Contract with such Client after the Closing if such Client does not terminate such Investment Advisory Contract prior to the Closing; and (C) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of 30 days after the sending of the Negative Consent Notice without termination. Any consent required for the “assignment” (as defined in the Advisers Act) or continuation of any Investment Advisory Contract with a Negative Consent Client shall be deemed given for all purposes under this Agreement if 30 days have passed since the sending of the Negative Consent Notice to such Client and such Client continues to accept such advisory services during such 30 day period without termination.

(iii) With respect to all Clients of an Adviser, the Company shall (and shall cause the applicable Adviser to) use reasonable best efforts to: (x) obtain the written consent of such Client to the “assignment” (as defined in the Advisers Act) or continuation of such Investment Advisory Contract as a result of the consummation of the transactions contemplated hereby; or (y) provide such Client with the Negative Consent Notice, as may be required under paragraphs (i) and (ii) above. For any New Client of an Adviser, the Adviser must obtain such consent at or before the time the Investment Advisory Contract is entered into with that New Client.

(c) Cooperation. Parent shall, and shall cause its Affiliates and its and their respective employees, directors, officers and agents to reasonably cooperate with the Company and the Advisers and their Affiliates in connection with the obtaining the consents pursuant to this Section 5.9. The parties shall keep each other apprised of status with respect to such consents, including liaising with each other in relation to the contents of all communications with such Clients and promptly notifying each other of any communications from or with any Client with respect to the matters set forth in this Section 5.9 or any dispute or any other matter which would reasonably be expected to impact the ability of the Company to obtain any such consent.

(d) No Communication. Prior to Closing, without the prior written consent of the Company, none of Parent or its Affiliates or their respective employees, directors, officers or agents will contact or communicate with any Client of the Company, any investor in a Client of the Company, any Affiliate of a Client of the Company (including any member of the board of directors or trustees of any Public Fund) or any such investor or consultant or similar Person regarding the transactions contemplated by this Agreement.

(e) Payments. Notwithstanding anything that may be to the contrary herein, without the prior written consent of Parent, no Adviser may pay any money, grant any concession or provide any other type of consideration to a Client or any third party in connection with the obtaining of any consent or other approval in connection with this Agreement or any of the transactions contemplated hereby; provided, that the foregoing shall not apply to payment of any filing or similar fee to any Governmental Entity.

Section 5.10 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Company Merger Effective Time through the sixth anniversary of the date on which the Company Merger Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Company Merger Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries at or prior to the Company Merger Effective Time or (ii) matters existing or occurring at or prior to the Company Merger Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Company Merger Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law (provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the LLC Merger Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Mergers and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) For a period of six years from the Company Merger Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Company Merger Effective Time; provided, that after the Company Merger Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. In the alternative to Parent or the Surviving Corporation obtaining such policies as set forth in the prior sentence, at the direction of Parent prior to the Closing, the Company must purchase, prior to the Company Merger Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing the same benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Company Merger Effective Time, covering without limitation the transactions contemplated hereby but at a coverage cost not to exceed 300% of the last annual premium for such policies. If such tail prepaid policy has been obtained by the Company prior to the Company Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Company Merger Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Company Merger Effective Time, the provisions of this Section 5.10 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Mergers and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

Section 5.11 Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Public Announcements. Prior to the Closing, each of Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Mergers and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.13 Debt Financing.

(a) Proceeds of the Debt Financing.

(i) Each of Parent and the Merger Subs shall use its reasonable best efforts to obtain the proceeds of the Debt Financing on or prior to the Closing Date and taking into account the timing for Closing set forth in Section 1.2 on the terms and conditions (including the “market flex” provisions in the Debt Fee Letter) described in the Debt Commitment Letter and, subject to Section 5.13(a)(iii) below, shall not permit, without the Company’s consent (such consent not to be unreasonably withheld, conditioned or delayed) any amendment or modification to be made to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, modification or waiver, (A) reduces the aggregate amount of the Debt Financing (including by increasing the amount of original issue discount, other than as contemplated in the Debt Commitment Letter) below an aggregate amount that is necessary, together with the Equity Financing and cash of the Company and its Subsidiaries, for Parent or the Merger Subs to pay the Merger Consideration (together with all related fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby, the “Required Amount”) on the Closing Date, (B) imposes new or additional conditions or otherwise adversely modifies any of the existing conditions to the funding of the Required Amount on the Closing Date of the Debt Financing in a manner that would reasonably be expected to materially delay, prevent or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the funding of the Debt Financing) on the Closing Date or (C) directly and adversely impacts the ability of any of Parent or the Merger Subs to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto (relative to the ability of any of Parent or the Merger Subs to enforce its rights against such other parties to the Debt Commitment Letter as in effect on the date hereof); provided, that subject to compliance with the other provisions of this Section 5.13(a), Parent and the Merger Subs may otherwise amend, restate, amend and restate, supplement, modify, replace or receive waivers of the Debt Commitment Letter, and in any event Parent may (without the consent of the Company) replace, modify, waive or amend the Debt Commitment Letter (1) in accordance with the “market flex” provisions thereof and (2) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement in accordance with the terms of the Debt Commitment Letter as in effect on the date hereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Agreement, references to “Debt Financing” in this Agreement shall include the financing contemplated by the Debt Commitment Letter as permitted or required, as the case may be, to be amended, restated, amended and restated, supplemented, modified or replaced by this Section 5.13(a), and references to the “Debt Commitment Letter” in this Agreement shall include such documents as permitted, or required, as the case may be, to be amended, restated, amended and restated, supplemented, modified or replaced by this Section 5.13(a).

(ii) Each of Parent and the Merger Subs shall use its reasonable best efforts (A) to maintain in effect the Debt Commitment Letter in accordance with its terms and the terms thereof; provided, that such efforts shall not require any modification of, or waiver of any rights under, the Debt Commitment Letter, or any payment or other concession that would not be required under the existing terms of the Debt Commitment Letter (including any “market flex” provisions) if the Debt Financing was consummated in accordance with its terms prior to the expiration of the Debt Commitment Letter, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the “market flex” provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to Parent or the Merger Subs than the terms and conditions (including the “market flex” provisions) in the Debt Commitment Letter), and (C) to satisfy, or obtain the waiver of, on a timely basis (taking into account the provisions of Section 1.2) all conditions to funding applicable to Parent or the Merger Subs in the Debt Commitment Letter and such definitive agreements thereto (including the payment of fees and expenses) under its control and, assuming the satisfaction of the conditions set forth in Article VI, to consummate the Debt Financing at or prior to the Closing, including, if all conditions to funding the Debt Financing have been satisfied or waived, using its reasonable best efforts to enforce its rights under the Debt Commitment Letter. Parent shall use reasonable best efforts to, upon the reasonable request of the Company, keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange and consummate the Debt Financing and provide to the Company drafts of the material definitive agreements for the Debt Financing as shall be reasonably requested by the Company. Parent and the Merger Subs shall give the Company prompt notice (x) of any material breach or default by Parent or the Merger Subs, or, to the knowledge of Parent or the Merger Subs, any other party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing of which Parent or the Merger Subs become aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Lender-Related Party with respect to any (1) actual or potential material breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing of any provisions of the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute or disagreement between or among Parent or the Merger Subs on the one hand, and any other parties to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing in an amount, when taken together with the Equity Financing and cash of the Company and Subsidiaries, equal to the Required Amount at Closing (and, for the avoidance of doubt, other than those relating to the ordinary course negotiation of the definitive debt financing agreements), and (z) subject to Section 5.13(a)(iii) below, if at any time for any reason any of Parent or the Merger Subs believes in good faith that it will not be able to obtain all or any portion of the Debt Financing in an amount, when taken together with the Equity Financing and cash of the Company and Subsidiaries, equal to the Required Amount on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Commitment Letter or definitive agreements related to the Debt Financing.

(iii) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter, each of Parent and the Merger Subs shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources (“Alternative Financing”) in an amount sufficient, when added to the portion of the Debt Financing that is available, along with the Equity Financing and cash on hand of Parent and the Company and its Subsidiaries, to pay the Required Amount on terms and conditions (including any “market flex” provisions) that are (x) no less favorable in any material respect to Parent or the Merger Subs as those contained in the Debt Commitment Letter (including any “market flex” term applicable thereto) or (y) otherwise acceptable to Parent, which, in each case, shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letter in effect on the date hereof, as promptly as practicable following the occurrence of such event and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (A) to Debt Financing shall include Alternative Financing, and (B) to the Debt Commitment Letter shall include the Alternative Financing Commitment Letter.

(iv) If the Debt Commitment Letter is replaced, amended, restated, amended and restated, supplemented or modified, including as a result of obtaining Alternative Financing, or if Parent or the Merger Subs substitute other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.13(a), each of Parent and the Merger Subs shall comply with its obligations under this Agreement, including this Section 5.13(a) with respect to the Debt Commitment Letter as so replaced, amended, restated, amended and restated, supplemented or modified to the same extent that Parent and the Merger Subs were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended, restated, amended and restated, supplemented or modified.

(b) Cooperation. Prior to the Company Merger Effective Time, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide all cooperation and information that is necessary, customary and reasonably requested by Parent in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i) preparing and furnishing the Required Information, reasonably requested by Parent;

(ii) providing reasonable and customary assistance to Parent in the preparation of (A) customary syndication and marketing documents (and any supplements thereto), including lender and investor presentations, bank information memoranda and similar presentations, business projections and other marketing documents in connection with any Debt Financing, including designating whether any information provided to Parent constitutes material non-public information and (B) materials for rating agency presentations that are customarily used for financings of the type contemplated by the Debt Commitment Letter;

(iii) furnishing to the Lender-Related Parties in clause (A) of the definition thereof customary authorization letters authorizing the distribution of information (subject to customary confidentiality provisions and disclaimers) and including customary representations;

(iv) reasonably facilitating the pledging of collateral, provided, that no documents or agreements relating to such pledges shall be effective prior to the Company Merger Effective Time;

(v) taking all corporate actions, subject to the occurrence of the Company Merger Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing;

(vi) no later than five Business Days prior to the Closing Date, furnishing Parent and any lenders involved with the Debt Financing with all documentation and other information requested in writing no later than 15 Business Days prior to the Closing Date to comply with applicable U.S. “know your customer”, anti-money-laundering, beneficial ownership and other similar rules and regulations, including, without limitation, the PATRIOT Act and implementing regulations and sanctions regulations issued by OFAC;

(vii) making appropriate executive officers available for participation in a reasonable number of virtual or telephonic meetings, presentations and due diligence sessions (including the evaluation of the Company’s and its Subsidiaries’ assets and cash management systems for purposes of establishing collateral arrangements) at mutually agreeable times and upon reasonable notice; and

(viii) assisting with the negotiation and preparation of, and executing and delivering, any customary credit agreements, collateral documents and other definitive financing agreements and certificates, including, but not limited to, a solvency certificate in the form required by the Debt Commitment Letter (but solely to the extent the statements in such certificates are true and correct as of the Closing Date after giving effect to the Debt Financing), customary insurance certificates and reasonably cooperating with Parent’s legal counsels in connection with any legal opinions that such legal counsels may be required to deliver in connection with any Debt Financing.

(c) Debt Financing Cooperation Qualifications. Notwithstanding anything to the contrary in this Section 5.13, neither the Company nor any of its Subsidiaries shall pursuant to this Section 5.13:

(i) be required to incur any costs, expenses or other liabilities prior to the Company Merger Effective Time for which it is not previously or promptly reimbursed, subject to reimbursement or indemnified (except, in the case of any indemnity, to the extent this Agreement is terminated by Parent pursuant to Section 7.1(d)(i)) or become liable for the payment of any fees, reimbursement of any expenses prior to the Company Merger Effective Time;

(ii) be required to cause any Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Representative incurring any personal liability;

(iii) be required to waive or amend any terms of this Agreement;

(iv) be required to provide any information that is prohibited or restricted from being provided by applicable Law or any Material Contract (not entered into to circumvent such disclosure requirement) or is subject to attorney-client privilege; provided, that the Company shall use commercially reasonable efforts to obtain consent to provide such information and in the event the Company or its applicable Subsidiary does not provide information in reliance on this sentence, the Company shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and shall notify Parent that any requested information is being withheld pursuant to this clause (iv);

(v) be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Debt Financing is obtained, agree to pay any fees or reimburse any expenses or provide any indemnity to any Lender-Related Party in clause (A) of the definition thereof, or execute, deliver or enter into, or otherwise become liable under or perform any agreement, document or instrument (other than customary authorization letters and documents provided under clause (b)(iii) above), including any credit or other agreements, guarantees, pledge or security documents, fee letters, commitment letters or certificates in connection with the Debt Financing, in each case, that would be effective prior to the Company Merger Effective Time and any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Company Merger Effective Time (except in each case with respect to customary authorization letters and documents provided under clause (b)(iii) above);

(vi) be required to (or be required to cause their Representatives to) enter into or approve any agreement or other documentation, or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Company Merger Effective Time (except in each case with respect to customary authorization letters and documents provided under clause (b)(iii) above);

(vii) be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any applicable charter or other organizational documents, any Material Contract or any applicable Law;

(viii) be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article VI to fail to be satisfied (in each case unless Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action);

(ix) be required to cooperate to the extent that it would, in the good faith determination of the Company, unreasonably interfere with the business or operations of the Company or any of its Subsidiaries (it being understood that the items in clauses (i) through (viii) of clause (b) above shall not so interfere); or

(x) be required to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder.

(d) Confidentiality. All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent, Merger Subs or their respective Representatives pursuant to Section 5.13(a) or by them otherwise from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents or any other Lender-Related Parties in connection with the Debt Commitment Letter and the transactions related thereto that enter into confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.

(e) Use of Logos. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the marketing of the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.

(f) Reimbursement. Promptly upon written request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) actually incurred by the Company, any of its Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 5.13.

(g) Indemnification. The Company, its Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement, the provision of information utilized in connection therewith (other than written information provided by or on behalf of the Company), other than (A) to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any of its

Subsidiary or their respective Representatives, or any such Person’s breach of this Agreement, or with respect to any information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Debt Financing or (B) if this Agreement is terminated by Parent pursuant to Section 7.1(d)(i).

(h) No Financing Condition. Each of Parent, Corp Merger Sub and LLC Merger Sub hereby acknowledges and agrees that obtaining the Debt Financing is not a condition to the Mergers, and that if the Debt Financing is not obtained, Parent and Merger Subs will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VI and to the other terms hereof (including Section 7.3(d) and clause (ii) of the fourth sentence of Section 8.10), to consummate the Mergers.

(i) CP Financial Statements. On or prior to the time required by paragraph 7(a) of Annex B to the Debt Commitment Letter, the Company shall provide Parent with the CP Financial Statements.

Section 5.14 Section 15(f) of the Investment Company Act.

(a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts after the Company Merger Effective Time to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (i) for a period of not less than three years after the Company Merger Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, Parent or any of its Affiliates or any other investment adviser for such Public Fund, and (ii) for a period of not less than two years after the Company Merger Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto.

(b) For a period of three years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Advisers Act and interpreted by the SEC) to a third party of any Investment Advisory Contract between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 5.14.

Section 5.15 Certain Tax Matters.

(a) The Company, Group LLC and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated in this Agreement.

(b) At least three days prior to the Closing:

(i) The Company shall deliver to Parent in a form reasonably acceptable to Parent a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code; and

(ii) M&N Group Holdings LLC may, in its sole discretion, deliver an IRS Form W-9 in accordance with Treasury Regulations Section 1.1446(f)-2(b)(2) and Treasury Regulations Section 1.1445-2(b)(2)(v) certifying that M&N Group Holdings LLC is not a nonresident alien.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the Mergers is subject to the satisfaction at or prior to the Company Merger Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) FINRA Approval. FINRA shall have approved the MNIS CMA in writing; provided, that notwithstanding the foregoing, such FINRA approval of the MNIS CMA shall not so be required as a condition to Closing if despite the MNIS CMA not having been so approved by FINRA, (i) at least 31 days have elapsed since FINRA deemed the CMA to have been filed with FINRA, (ii) FINRA has not notified MNIS that the CMA is subject to “fast track” review, (iii) MNIS or its representatives shall have notified (in writing and at least five Business Days prior to the anticipated Closing Date) the FINRA Membership Application Program that the parties intend to consummate the Closing pursuant to FINRA Rule 1017(c)(1), (iv) FINRA has not advised any of the parties hereto at any time prior to the Closing that they are prohibited from consummating the Closing without FINRA approval, and (v) FINRA has not informed any of the parties hereto at any time prior to the Closing that FINRA will, or may, impose any “interim restrictions” on MNIS that materially limit the manner in which MNIS may conduct its business or operations, including but not limited to reducing the scope of MNIS’s business, if the Closing is consummated without such FINRA approval.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Mergers.

(d) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2 Conditions to the Obligations of the Company and Group LLC. The obligation of the Company and Group LLC to effect the Mergers is also subject to the satisfaction, or waiver by the Company, at or prior to the Company Merger Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and each Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Subs. Parent and each Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Company Merger Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to effect the Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Company Merger Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and 3.2(h) and Section 3.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii) The representations and warranties of the Company set forth in Section 3.1(a)(i), Section 3.1(a)(ii), Sections 3.2(b)-(g), Section 3.4(a)(i), Section 3.4(a)(ii) and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii) The representations and warranties of the Company set forth in this Agreement (except as set forth in clause (i) and clause (ii) above) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “in all material respects”, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Company Merger Effective Time.

(c) New Hampshire Banking Department. All consents and approvals required from the New Hampshire Banking Department pursuant to Title 35, Chapter 383-C of the New Hampshire Revised Statutes Annotated shall have been obtained.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, development, event or circumstance that, individually or with all other changes, developments, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

(e) Run Rate Revenue. The RRR Percentage, as of five Business Days prior to the Closing Date, is at least 75%.

(f) Assets Under Management. The AUM Percentage, as of five Business Days prior to the Closing Date, is at least 75%.

(g) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a) through 6.3(f).

Section 6.4 Frustration of Closing Conditions. None of Parent, Corp Merger Sub, LLC Merger Sub, the Company or Group LLC may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Company Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by each Merger Sub and any termination by the Company also being an effective termination by Group LLC):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Mergers shall not have been consummated on or before October 1, 2022 (the “Termination Date”); provided, that if on such date all of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than Section 6.1(b) or 6.3(c)) shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, including Sections 6.3(e) and (f)) but the conditions set forth in Sections 6.1(b) and/or 6.3(c) have not then been satisfied, then either Parent or the Company may, in its sole discretion, extend the Termination Date to December 1, 2022 by written notice of such extension to the other such party (and in the case of any such extension, any reference to the Termination Date in any provision of this Agreement shall be deemed to be a reference to the Termination Date as so extended); provided, further, that neither party shall have the right to extend or terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Mergers to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.6; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement and the Company Merger was taken;

(c) by the Company:

(i) if Parent or either Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) prior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”), if (A) the Company (and the Company Board) have complied with Sections 5.3(b) and 5.3(d) with respect to such Superior Proposal (other than any non-compliance that was both immaterial and unintentional), (B) the Company Board authorizes the Company to enter into such Specified Agreement, (C) prior to or substantially concurrently with such termination, the Company pays to Parent in immediately available funds any Company Termination Fee required to be paid pursuant to Section 7.3(b) (provided, that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions) and (D) substantially concurrently with such termination, the Company enters into a Specified Agreement to consummate such Superior Proposal; or

(iii) prior to the Company Merger Effective Time, if (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (and, through the date of delivery of the notice pursuant to Section 7.1(c)(iii)(C), have continued to be satisfied, whether or not such conditions have remained satisfied thereafter) or, to the extent permitted by applicable Law, have been duly waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which are capable of being satisfied at the Closing assuming that the Closing Date were the date of such termination), (B) Parent and Merger Subs have failed to consummate the Mergers by the time the Closing was required to occur pursuant to Section 1.2, (C) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Mergers and (D) Parent fails to consummate the Merger within three Business Days following receipt of such written notice.

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Sections 6.1 or 6.3 and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Corp Merger Sub or LLC Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if (A) at any time the Company is or has been in material breach of Section 5.3(b), or (B) prior to obtaining the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, either of the Merger Subs, the Company or Group LLC, except that the Confidentiality Agreement and the provisions of Sections 3.24 and 4.10 (Brokers), Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, that (a) in any case where the Parent Termination Fee is not payable, Parent and the Merger Subs shall not be released from any liabilities or damages arising out of their Willful Breach to the extent such liabilities or damages are, in the aggregate, equal to or less than the amount of the Parent Termination Fee plus the amount of any unpaid obligations to reimburse the Company pursuant to Section 5.13(f) in connection with the Debt Financing and (b) in any case where the Company Termination Fee is not payable, the Company and Group LLC shall not be released from any liabilities or damages arising out of their Willful Breach to the extent such liabilities or damages are, in the aggregate, equal to or less than the sum of the Company Termination Fee. For the avoidance of doubt, (i) Parent and Merger Subs shall not, individually or collectively, have any obligation for liabilities or damages arising out of their Willful Breach in an aggregate amount in excess of the Parent Termination Fee plus any related Collection Costs and any unpaid obligations to reimburse the Company pursuant to Section 5.13(f) in connection with the Debt Financing, and (ii) the Company and Group LLC shall not, individually or collectively, have any obligation for liabilities or damages arising out of their Willful Breach in an aggregate amount in excess of the sum of the Company Termination Fee plus any related Collection Costs.

Section 7.3 Fees and Expenses.

(a) Except as expressly provided herein, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that the fees and expenses incurred in connection with the Debt Financing shall be borne solely by Parent and any expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval shall be shared equally by Parent and the Company. Notwithstanding anything to the contrary contained herein, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof an Acquisition Proposal shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to prior to the vote to adopt this Agreement and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (but only if the Company Stockholders Meeting has not been held by the Termination Date and only if a Parent Termination Fee is not payable by Parent upon such termination) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to the termination under Section 7.1(b)(i) or Section 7.1(d)(i) an Acquisition Proposal shall have been communicated in writing to the senior management of the Company or the Company Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, an Acquisition Proposal (provided, that for purposes of this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay Parent the Company Termination Fee, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. “Company Termination Fee” means (i) $3,140,000 in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) prior to the No-Shop Period Start Date and (ii) $8,790,000 in all other cases which require payment of this Company Termination Fee pursuant to this Section 7.3(b).

(c) Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) on the earlier of (A) the execution of a definitive agreement with respect to and (B) consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i) and Section 7.3(b)(ii), (ii) concurrently with termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iii) or (iii) within three Business Days after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(iv). Except in the event of a Willful Breach, in the event that Parent or its designee shall receive full payment pursuant to Section 7.3(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subs, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subs, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination. Parent’s right to receive payment of the Company Termination Fee from the Company pursuant to this Section 7.3(b) shall, upon full payment to the Company of the Company Termination Fee plus any related Collection Costs, be the sole and exclusive remedy of Parent and its Subsidiaries and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns against the Company and its Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Company Related Parties”) for any loss or damage suffered as a result of any breach by the Company or any Company Related Party of this Agreement or any document entered into in connection herewith, or any representation, warranty, covenant or agreement contained herein or therein by the Company or any other Company Related Party or the failure of the transactions contemplated hereby or thereby to be consummated.

(d) If this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(i) and on the date of such termination all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which would be capable of being satisfied at Closing assuming that the Closing Date were the date of such termination, or, to the extent permitted by applicable Law, that are waived), (2) by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) or (3) by Parent pursuant to Section 7.1(b)(i) at a time when the Company would be permitted to terminate this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in each case, Parent must promptly (and in any event within two Business Days) following such termination pay to the Company $15,070,000 in cash (the “Parent Termination Fee”). For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid under this Section 7.3(d) the Parent Termination Fee more than once. The Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 7.3(d) shall, upon full payment to the Company of the Parent Termination Fee plus any related Collection Costs and unpaid obligations to reimburse the Company pursuant to Section 5.13(f), be the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns against Parent, the Merger Subs and their respective Affiliates, managers, directors, equityholders, members, partners, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Related Parties”) for any loss or damage suffered as a result of any breach by Parent or any Parent Related Party of this Agreement or any document entered into in connection herewith, including the Equity Commitment Letter or the Debt Commitment Letter, or any representation, warranty, covenant or agreement contained herein or therein by Parent or any other Parent Related Party or the failure of the transactions contemplated hereby or thereby to be consummated. For the avoidance of doubt, in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee more than once.

(e) The Company, Parent and the Merger Subs acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company, Parent and the Merger Subs would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the applicable Parent Termination Fee or Company Termination Fee if it is due to Parent or the Company pursuant to this Section 7.3, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit that results in a judgment against Parent or the Company, as applicable, for the applicable Parent Termination Fee or Company Termination Fee set forth in this Section 7.3, the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (such interest, costs and expenses, the “Collection Costs”).

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties, prior to the Company Merger Effective Time and whether before or after the Company Stockholder Approval has been obtained, by action taken or authorized by their respective Boards of Directors (or equivalent); provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment; provided, that no amendment or waiver may be made to this proviso or to Sections 1.2, 5.13(b), 7.4, 8.6, 8.9, 8.10 or 8.18 unless such amendment or waiver is in writing and signed by the Lenders.

Section 7.5 Extension of Time; Waiver. At any time prior to the Company Merger Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors (or equivalent), to the extent permitted by applicable Law, elect to (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time, other than (i) the representations of the Company in Section 3.29 and the representations of Parent and the Merger Subs in Section 4.12 and Section 4.13, and (ii) those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Company Merger Effective Time.

Section 8.2 Notices. All notices, demands, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or upon transmission if by e-mail (based on the time and date of the location of the sender, provided no “bounceback” or notice of non-delivery is received by the sender), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent, Merger Subs or the Surviving Corporation, to:

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Attention: Austin McClintock

Email: AMcClintock@Callodine.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1501 K Street, N.W.

Washington, D.C. 20005

Attention: Karen Dewis

E-mail: kdewis@sidley.com

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Stephen Ballas

E-mail: sballas@sidley.com

Sidley Austin LLP

60 State Street, 36th Floor

Boston, MA 02109

Attention: Elizabeth Shea Fries

E-mail: efries@sidley.com

(b) if to the Company, to:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attention: Marc O. Mayer, Chief Executive Officer

Sarah C. Turner, General Counsel & Corporate Secretary

Email: mmayer@Manning-Napier.com; sturner@Manning-Napier.com with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Dennis J. Friedman; Andrew Kaplan

E-mail: dfriedman@gibsondunn.com; akaplan@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Adjusted Assets Under Management” means, for any account (including any Internal Rollover account) of any Client as of a particular date of determination, the Agreement Date Assets Under Management with respect to each such account (or, for any Person who becomes a Client after the date of this Agreement, the initial Assets Under Management in each account of such Client), as adjusted to reflect net cash, securities or asset flows with respect to the Assets Under Management with respect to each account of such Client (including as adjusted for any additions, refunds, withdrawals, terminations, redemptions or deposits of additional cash, securities or assets, or written notices of additions, refunds, withdrawals, terminations or redemptions (including any internal transfer relating to the “rollover” of cash, securities or assets to another account managed or serviced by the Advisers or the Trust Company (each, an “Internal Rollover”))) that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination; provided, however, that any account from which assets have been withdrawn to produce a zero balance shall be deemed terminated and to have no Assets Under Management. Any increase or decrease in the applicable Assets Under Management with respect to the accounts of such Client due to market appreciation or depreciation or due to any currency fluctuations, in each case, that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, that occur on or after the date that such Person became a Client) through such date of determination will be excluded from the calculation of Adjusted Assets Under Management.

(b) “Adjusted RRR” means, for any Client as of a particular date of determination, the Adjusted Assets Under Management with respect to each such Client (or for any Person who becomes a Client after the date of this Agreement, the initial RRR of such Client), multiplied by the annual fee rate or fee schedule, as reduced for any fee concessions applicable to such Client, in each case, that occur after the date of this Agreement (or, in the case of a Person that becomes a Client after the date of this Agreement, on or after the date that such Person became a Client) through such date of determination. For the avoidance of doubt, Adjusted RRR does not include Distribution and Shareholder Servicing revenues or Custodial Service revenues.

(c) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) “Agreement Date Assets Under Management” means, for any Client, the Assets Under Management with respect to each account of such Client as of February 28, 2022, as adjusted pursuant to Schedule 8.3(d).

(e) “Agreement Date RRR” means, for any Client, such Client’s RRR as of February 28, 2022, as adjusted pursuant to Schedule 8.3(e).

(f) “Assets Under Management” means total assets held in Client accounts (including Internal Rollover accounts) managed or serviced by Advisers or the Trust Company, including, without duplication, all such assets in discretionary and non-discretionary Client accounts managed or serviced by Advisers or the Trust Company pursuant to an Investment Advisory Contract and all such assets in Client accounts subject to a brokerage agreement as adjusted to reflect any pending redemptions, terminations, refunds or withdrawals or any written notices of withdrawal, termination, refund or redemption (including any Internal Rollover) previously received by the Company or any of its Subsidiaries or the Advisers or the Trust Company.

(g) “Associated Person” of has the meaning set forth in Section 3(a)(18) of the Exchange Act.

(h) “AUM Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Adjusted Assets Under Management attributable to Consenting Clients as of a particular date of determination, and the denominator of which is the aggregate Agreement Date Assets Under Management attributable to all Clients.

(i) “Book Value Per Share” means, as of the date of calculation thereof, (A) the sum of (x) (i) the total assets of TopCo minus (ii) the total liabilities of TopCo (in each case of each of clause (i) and (ii) as calculated in accordance with GAAP) and (y) cumulative goodwill amortization and/or amortization or impairment of Other Intangibles, net of any tax benefit from such goodwill or intangible amortization or impairment, of TopCo effected in accordance with GAAP during the period beginning at the Company Merger Effective Time and ending on the date of calculation, divided by (B) the number of shares of TopCo Common Stock outstanding on the date of calculation; provided, however, that such definition is subject to revision as set forth in the Stockholders Agreement of TopCo to be entered into on or about the Closing Date.

(j) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(k) “Client” means any Person to which the Company or its Subsidiaries (which for the avoidance of doubt includes the Trust Company) provides Investment Advisory Services, including for the avoidance of doubt, each of the Public Funds, but excluding, for the avoidance of doubt, any investors in any Public Fund in their capacity as such.

(l) “Company Data” means all confidential data, information, and data compilations contained in the IT Systems or any databases of the Company, including Personal Data, that are used by, or necessary to the business of, the Company.

(m) “Company Equity Awards” means, collectively, the Company Stock Options and the Company RSUs.

(n) “Company Privacy Policies” means any internal or external past or present data protection, data usage, privacy and security policies of the Company.

(o) “Consenting Client” means any Client (including any New Client) from which a consent (whether affirmative or negative) has been obtained in respect of the assignment of such Client’s Investment Advisory Contract(s) with the Company or its Subsidiaries in connection with the transactions contemplated hereby; provided, that (i) no New Client shall constitute a Consenting Client for purposes of this Agreement unless the affirmative written consent of that New Client for such assignment is obtained at or prior to the time that the Adviser enters into the Investment Advisory Contract with that New Client, and (ii) if a Client has multiple accounts with the Company or its Subsidiaries and expressly denies its consent to certain of those accounts but does not expressly deny its consent to other of those accounts, then such Client will be deemed to be a Consenting Client with respect to those accounts for which such Client has not expressly denied its consent.

(p) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(q) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(r) “CP Financial Statements” has the meaning set forth in the definition of “Required Information” herein;

(s) “Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Company.

(t) “Equity Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement, a copy of which has been delivered to the Company on the date hereof, pursuant to which the party thereto has committed to provide the Equity Financing in the amounts and subject to the terms set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees, expenses and liabilities.

(u) “Equity Financing” means the equity financing pursuant to the Equity Commitment Letter.

(v) “ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(w) “Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Personal Data: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability, and integrity of any Personal Data owned, controlled, maintained, held, or Processed by the Company or Data Processors; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, Malicious Code, and against loss, misuse, or unauthorized access to, and disruption of, and the Processing of Company Data, IT Systems and the systems of any Data Processor.

(x) “Intellectual Property” shall mean and includes all intellectual property rights of the following types which may exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask work rights; (ii) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, and confidential information; (iv) patents and industrial property rights; (v) other proprietary rights in intellectual property of every kind and nature; and (vi) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(v)” above.

(y) “Investment Advisory Contract” means an agreement pursuant to which the Company or its Subsidiaries provides Investment Advisory Services to a Client, including under separately managed account agreements.

(z) “Investment Advisory Services” means the provision by the Company or its Subsidiaries of: (i) advice as to the advisability of investing in, purchasing, or selling securities or other investments, whether on a discretionary or non-discretionary basis; (ii) investment research, analyses or reports; (iii) portfolio management services; or (iv) any other services related to the investment of Client assets, including distribution, administrative, recordkeeping, safeguarding and administrative services.

(aa) “IT Systems” mean the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data, databases, data communication lines, network and telecommunications equipment, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned, controlled or used to Process Company Data in the conduct of the business of the Company or its Subsidiaries.

(bb) “knowledge” of the Company means the actual knowledge of the individuals listed on Section 8.3(bb) of the Company Disclosure Letter.

(cc) “Lender-Related Parties” means (A) the Persons (other than Parent, the Equity Financing Source or any Affiliate of them), if any, that have committed or subsequently commit after the date hereof to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated by this Agreement (including any arrangers, agents or Lenders), together with (B) their respective Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives and the successors and assigns of each of the foregoing.

(dd) “made available” means uploaded to the Project Cape Virtual Data Room hosted by Donnelley Financial Solutions at least one day prior to the date hereof, and accessible therein to Parent and all of its Representatives.

(ee) “Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(ff) “Material Adverse Effect” means any material adverse effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided however, that no event, change, occurrence or effect arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Company or its Subsidiaries operate, (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Mergers or any of the other transactions contemplated hereby, (4) any change in the price or trading volume of the

Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (7) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19 and variants thereof), or any escalation or worsening of such conditions, (9) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (10) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any clients, suppliers, distributors, partners or employees of the Company or any of its Subsidiaries due to the identity of Parent or any plans announced by Parent with respect to the period following the Closing, (11) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement (other than with respect to Section 5.1(a)), (12) any reduction in the assets under management of the Company or any of its Subsidiaries (it being acknowledged and agreed that the underlying cause(s) of any such decline in net assets shall be taken into consideration unless otherwise excluded by this definition; it being further acknowledged and agreed this exclusion does not abrogate the closing conditions set forth in Section 6.3(e) or (f)), (13) any actions taken (or omitted to be taken) at the written request of Parent, or (14) any matter set forth in the Company Disclosure Letter, to the extent (and only to the extent) that the effect on the business, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, is specifically disclosed or reasonably apparent on its face in the Company Disclosure Letter; provided, in the case of clauses (1), (2), (6), (7), (8) and (9), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (but in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).

(gg) “New Client” means any Person that becomes a Client after the date hereof.

(hh) “Other Intangibles” means intangible assets as of December 31, 2021 as reported in the audited consolidated financial statements of Manning & Napier, Inc. included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2022.

(ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(jj) “Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including, but not limited to “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.

(kk) “Privacy Requirements” means any and all Laws, industry requirements, and Contracts relating to the protection or Processing of Personal Data that are applicable to the Company, including, but not limited to: (a) the CAN-SPAM Act of 2003, 15 U.S.C. § 7701, et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227, et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.; the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the California Customer Records Act, Cal. Civ. Code §§ 1798.80 to 84; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq.; the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58, et seq.; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. § 17.00, et seq.; Nev. Rev. Stat. 603A, et seq.; and all other Laws and binding regulations relating to data protection, information security, cybercrime, Security Incident notification, social security number protection, outbound communications and/or electronic marketing, use of electronic data and privacy matters (including online privacy) in any applicable jurisdictions; (b) each Contract relating to the processing of Personal Data applicable to the Company; and (c) each applicable rule, code of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

(ll) “Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Privacy Requirements) of Company Data or IT Systems.

(mm) “Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

(nn) “Required Information” means (x) the financial statements required by paragraph 7(a) of Annex B to the Debt Commitment Letter (the “CP Financial Statements”) and (y) such financial data and other customary financial and other pertinent information regarding the Company and its Subsidiaries as is customary for inclusion in the marketing materials for the Debt Financing, which, in the case of this clause (y), is prepared by the Company or the Subsidiaries in the ordinary course of business or, in each case, reasonably available to the Company and/or the Subsidiaries, as applicable.

(oo) “RRR” means, for any Client as of a particular date of determination, the Assets Under Management of such Client as of such date multiplied by the annual fee rate or fee schedule (as reduced for any fee concessions) applicable to such Client as of such date. For the avoidance of doubt, RRR does not include Distribution and Shareholder Servicing revenues or Custodial Service revenues.

(pp) “RRR Percentage” means a fraction (expressed as a percentage), the numerator of which is the aggregate Adjusted RRR attributable to all Consenting Clients as of a particular date of determination, and the denominator of which is the aggregate Agreement Date RRR for all Clients.

(qq) “Security Incident” means any unauthorized Processing of Company Data, unauthorized access to the Company’s IT Systems, or any incident that may require notification to any Person, Governmental Entity, or any other entity under Privacy Requirements.

(rr) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that no Client or Public Fund, or any of their respective controlled Affiliates, shall be a Subsidiary of the Company or any of its Subsidiaries.

(ss) “TopCo Common Stock” means the common stock, par value $0.01 per share, of TopCo.

(tt) “Trust Company” means Exeter Trust Company, a New Hampshire state-chartered non-depository trust company that is a wholly-owned Subsidiary of Group LLC.

(uu) “Willful Breach” means a deliberate act or failure to act, with the intent of causing a material breach of this Agreement, which act or failure to act constitutes in and of itself a material breach of this Agreement; provided, that without limiting the meaning of Willful Breach, the parties acknowledge and agree that any failure by any party to consummate the Mergers and the other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) shall constitute a Willful Breach of this Agreement, except for such failure by Parent due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred. For the avoidance of doubt, in the event that all applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their terms are to be satisfied by actions taken at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Mergers) but Parent fails to close for any reason, except for such failure by Parent due solely to the failure of the Debt Financing to be funded on the date the Closing should have occurred, such failure to close shall be considered a Willful Breach.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days or months mean calendar days or months unless otherwise specified. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section or Law regardless of how it is named, numbered or classified. The phrase “date hereof” means the date of this Agreement, without giving effect to any amendments, modifications or supplements hereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. The phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice; provided, that any commercially reasonable action taken, or omitted to be taken, that relates to, or arises out of, any pandemic, endemic or disease outbreak (including COVID-19 or any worsening threat) shall be deemed to be in the ordinary course of business.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto) and the Company Disclosure Letter constitute the entire agreement between the parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.10 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) if the Company Merger Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration and (ii) the rights of holders of Company Stock Options and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (c) if the LLC Merger Effective Time occurs, the right of the holders of LLC Units to receive the LLC Merger Consideration, and (d) the rights of the Lender-Related Parties with respect to Sections 1.2, 5.13(b), 7.4, 8.6, 8.9, 8.10 and 8.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated hereby (whether at Law or in equity, whether arising in tort, contract or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, the negotiation, execution, or performance of this Agreement, or the transactions contemplated hereby, brought by any party or its Affiliates against any other party or its Affiliates (whether at Law or in equity, whether arising in tort, contract or otherwise) shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (whether arising in tort, contract or otherwise). Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent and the Merger Subs may assign or delegate their rights and obligations hereunder to one or more Affiliates so long as they notify the Company in writing of any such assignment or delegation and remain liable hereunder notwithstanding that assignment or delegation; provided, further, that Parent and the Merger Subs may collaterally assign this Agreement and any rights hereunder to one or more Lender-Related Parties without the prior consent of the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Subs shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including to cause Parent and Merger Subs to consummate the Mergers and the Closing and to make the payments contemplated by this Agreement) by a decree of specific performance, in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity, including the Company’s right to terminate this Agreement pursuant to Article VII and seek money damages in accordance therewith. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary in this Agreement or otherwise, (i) under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Parent Termination Fee or any other damages, on the other hand, and (ii) the Company shall only have the right to an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Closing to occur or to cause the Equity Financing to fund if, and only if, (A) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or duly waived (other than those conditions that by their terms are to be satisfied at the Closing, which conditions would be capable of being satisfied at the Closing), (B) the Debt Financing has been funded in accordance with the terms and conditions of the Debt Commitment Letter or will be funded in accordance with the terms and conditions of the Debt Commitment Letter if the Equity Financing is funded, (C) Parent and Merger Subs are required to consummate the Closing in accordance with Section 1.2, and (D) the Company has irrevocably confirmed to Parent in writing that it is ready, willing and able to consummate the Closing and that if such specific performance is granted pursuant to this Section 8.10, and if the Equity Financing and the Debt Financing are funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, ACTION OR PROCEEDING (WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13. A COPY OF THIS SECTION 8.13 MAY BE SUBMITTED TO ANY COURT AS EVIDENCE OF THE CONTENT THEREOF.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Subs and the Company acknowledges that each other party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Subs or the Surviving Corporation or Surviving Company, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Subject to the last sentence of this Section 8.17, Parent unconditionally guarantees to the Company the full and complete performance by Merger Subs or the Surviving Corporation or Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Subs or the Surviving Corporation or Surviving Company, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any other Parent Related Party be liable for any amounts in excess of the Parent Termination Fee (plus any Collection Costs and unpaid obligations to reimburse the Company pursuant to Section 5.13(f)) pursuant to this Agreement or in connection with the transactions contemplated hereby.

Section 8.18 Lender Limitations. Each of the parties hereto: (a) agrees that it will not bring or support any person in any Action of any kind or description (whether in contract, tort, equity or otherwise) against any of the Lender-Related Parties in any way relating to this Agreement or any of the transactions contemplated herein, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all Actions (whether in contract, tort, equity or otherwise) against any of the Lender-Related Parties in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, and whether in contract, tort, equity or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Lender-Related Parties in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing or any of the transactions contemplated herein, or in respect of any other document or any of the transactions contemplated thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, and whether in contract, in tort, equity or otherwise, and (ii) no Lender-Related Party shall have any liability (whether in contract, in tort, equity or otherwise) to the Company, its Subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated herein or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort, equity or otherwise; provided, that nothing in this Section 8.18 shall limit the liability or obligations of the Lender-Related Parties to Parent or the Merger Subs (and their successors and assigns) under the Debt Commitment Letter or to Parent or any of its Subsidiaries under any definitive debt financing agreement. Notwithstanding anything to the contrary contained in this Agreement, the Lender-Related Parties are intended third-party beneficiaries of, and shall be entitled to enforce, the protections of this Section 8.18.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CALLODINE MIDCO, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

CALLODINE MERGER SUB, INC.

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

CALLODINE MERGER SUB, LLC

By:	/s/ James Morrow
Name: James Morrow
Title: Chief Executive Officer

MANNING & NAPIER, INC.

By:	/s/ Marc Mayer
Name: Marc Mayer
Title: Chief Executive Officer

MANNING & NAPIER GROUP, LLC

By:	/s/ Marc Mayer
Name: Marc Mayer
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit 99.1

Press Release

Manning & Napier to Go Private and Be Acquired by Callodine Group, Driving Next Phase of Growth for the Preeminent Regional Investment Manager

Offer price of $12.85 represents 41% premium to closing stock price

BOSTON, MA and FAIRPORT, NY, April 1, 2022 – Manning & Napier, Inc. (NYSE:MN), (“Manning & Napier” or “the Company”), an experienced investment manager offering comprehensive wealth and asset management services, and Callodine Group, LLC (“Callodine”), a Boston-based asset management firm, today announced they have entered into a definitive agreement under which Manning & Napier will go private and be acquired by Callodine. The purchase price of $12.85 per share of Company common stock represents a 41% premium above the closing price of Manning & Napier common stock on March 31, 2022 and a premium of approximately 55% to Manning & Napier’s volume-weighted average price for the last 90 calendar days. In addition, Callodine will purchase from M&N Holdings, LLC all of the outstanding limited liability company interests in Manning & Napier Group, LLC that the Company does not own at a price per unit of $12.85. The proposed acquisition is expected to close in the third quarter of 2022, contingent upon shareholder approval and other customary closing conditions. Between now and closing, the Company anticipates continuing its regular dividend payment to shareholders.

Callodine is executing the proposed acquisition in partnership with East Asset Management (“EAM”). Manning & Napier Chief Executive Officer, Marc Mayer, will remain in his position and will roll over a significant portion of his currently held shares into the new private company.

Following the close, Manning & Napier will become a wholly owned subsidiary of Callodine, adding an experienced investment management business to Callodine’s growing platform.

Manning & Napier’s management team, investment philosophy and processes, client-facing teams, and stewardship groups are expected to remain in place, and the proposed combination with Callodine is expected to provide capital resources, long-term stability, and additional investment capabilities to drive the firm’s next phase of growth. As part of the Callodine platform, Manning & Napier will continue to focus on delivering superior results for clients while pushing its key strategic initiatives forward.

“Manning & Napier represents a best-in-class investment management firm that we are thrilled to welcome to the Callodine Group platform,” said James Morrow, founder and CEO of Callodine. “Growing up in Rochester, NY and having previously been a shareholder of the Company after its IPO, we know this is a business with a long and proud tradition of delivering outstanding results for clients. We look forward to partnering with the current management team to continue to uphold that standard of excellence.”

“Callodine is a long-term investor with deep roots in upstate and western New York, and a natural fit for us, culturally and strategically,” said Marc Mayer, Chairman and CEO of Manning & Napier. “We view the combination with Callodine as providing significant benefits to all stakeholders. Manning & Napier has been relentlessly focused on client outcomes since our founding more than 50 years ago, and, under the umbrella of Callodine, we will be even better positioned to deliver meaningful outcomes for our clients over the long term. We are grateful for the support of our shareholders and are glad that the combination with Callodine will add further to the strong returns we have generated over the past two years. This partnership will drive our next phase of responsible and thoughtful growth, which will create opportunities for our employees and will further strengthen our ties to our communities.”

Transaction Details

At the closing of the transaction, Manning & Napier will de-register its shares with the SEC and de-list its shares from the New York Stock Exchange.

Executive officers of the Company have entered into a support agreement pursuant to which they have agreed, among other things, to vote their shares of company stock in favor of the transaction, subject to certain conditions. These stockholders currently represent approximately 10% of the current outstanding voting power of the Manning & Napier common stock.

Consistent with the Manning & Napier Board’s commitment to maximizing stockholder value, under the terms of the definitive merger agreement, Manning & Napier Board and advisors may actively initiate, solicit and consider alternative acquisition proposals during a 40-day “go shop” period. Manning & Napier has the right to terminate the merger agreement to accept a superior proposal during the go-shop period, subject to the terms and conditions of the merger agreement. During this process, Callodine will have certain information and “matching” rights to increase its offer price to match or exceed any otherwise superior proposals. There can be no assurances that this process will result in a superior proposal, and Manning & Napier does not intend to disclose developments with respect to this solicitation process unless and until Manning & Napier’s Board makes a determination requiring further disclosure.

Additional details and information about the terms and conditions of the acquisition will be available in a current report on Form 8-K to be filed by Manning & Napier with the Securities and Exchange Commission.

PJT Partners served as financial advisor and Gibson, Dunn & Crutcher LLP served as legal counsel to Manning & Napier. Manning & Napier’s management team was represented by Morgan, Lewis & Bockius LLP.

Wells Fargo Securities, LLC served as lead financial advisor to Callodine. Aviditi Advisors and MSI Capital Management, LLC also served as financial advisors and Sidley Austin LLP served as legal counsel to Callodine.

About Callodine Group

Callodine Group is an asset management platform with approximately $2 billion in assets that specializes in yield-oriented investment strategies. The firm has the ability to invest across the capital structure in multiple asset classes and pursues income-oriented investments with high cash yields and the potential for equity-like returns. Callodine’s asset management subsidiaries target investment strategies across public equities, private credit and real estate on behalf of their individual and institutional investor clients. For additional information about the firm, please visit Callodine’s website at www.callodine.com.

About East Asset Management

Formed in 2010, East Asset Management (“EAM”) is dedicated to investing in private & public market securities and has formed multiple investment vehicles that provide capital to a variety of industries including energy, media, real estate, asset management, and sports and entertainment. EAM is an entity owned by Terrence and Kim Pegula, owners of Pegula Sports & Entertainment, the management company streamlining key business areas across all Pegula family-owned sports and entertainment properties including the Buffalo Bills, Buffalo Sabres, Buffalo Bandits, Rochester Nighthawks, Rochester Americans, Harborcenter, Black River Entertainment and ADPRO Sports. East Asset Management is a strategic investor in Callodine Group.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 279 employees as of December 31, 2021.

Additional Information and Where to Find It

In connection with the proposed transaction, Manning & Napier, Inc. (the “Company”) expects to file a proxy statement, as well as other relevant materials, with the Securities and Exchange Commission (the “SEC”). This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the proposed transaction. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (http://ir.manning-napier.com). In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Investor Relations at http://ir.manning-napier.com.

Participants in the Solicitation

The Company, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 29, 2021. To the extent the holdings of Company securities by the Company’s directors and executive officers have changed since the amounts set forth in the proxy statement for its 2021 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at http://ir.manning-napier.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials the Company may file with the SEC.

Forward-Looking Statements

This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of the Company, stockholder and other approvals, the expected timetable for completing the proposed transaction and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s stockholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues.

All statements, other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, should be considered forward looking statements made in good faith by the Company, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this communication, or any other documents, words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” “target,” “will” and similar expressions are intended to identify forward looking statements. These forward looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” on Form 10-K for the year ended December 31, 2021 and in any other SEC filings made by the Company. The company cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and the Company does not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Media Contacts

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Tyler Bak

Callodine Group

Phone: 617-880-7491

Email: ir@callodine.com

Kiki O’Keeffe

Prosek Partners on behalf of Manning & Napier

Phone: 203-915-4936

Email: kokeeffe@prosek.com

Investor Contacts

Brian Schaffer

Prosek Partners on behalf of Manning & Napier

646-818-9229

bschaffer@prosek.com

Alex Jorgensen

Prosek Partners on behalf of Manning & Napier

646-818-9059

ajorgensen@prosek.com